UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Gulfport Energy Corporation

(Name of Registrant as Specified In Its Charter)

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3001 Quail Springs Parkway

Oklahoma City, Oklahoma 73134

NOTICE OF 2017 ANNUAL STOCKHOLDERS MEETING and PROXY STATEMENT Thursday June 8, 2017 10:00 a.m., local time 3001 Quail Springs Parkway Oklahoma City Oklahoma 73134

May 1, 2017

Dear Gulfport Energy Corporation Stockholder:

On behalf of your board of directors and management, you are cordially invited to attend the Annual Meeting of Stockholders to be held at 3001 Quail Springs Parkway, Oklahoma City, Oklahoma 73134 on Thursday, June 8, 2017, at 10:00 a.m., local time.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, please vote by telephone or via Internet or complete and return the enclosed proxy card in the accompanying envelope, in each case in accordance with the instructions provided in the enclosed proxy card. Please note that submitting a proxy will not prevent you from attending the meeting and voting in person.

You will find information regarding the matters to be voted on at the meeting in the enclosed proxy statement. Our 2016 Annual Report to Stockholders is either enclosed with these materials or has previously been mailed to you. This proxy statement and our 2016 Annual Report to Stockholders are also available on our website at www.gulfportenergy.com/proxy.

In addition to the formal items of business to be brought before the meeting, there will be a report on our operations, followed by a question and answer period. Your interest in Gulfport Energy Corporation is appreciated. We look forward to seeing you on June 8, 2017.

Sincerely,

	Michael G. Moore	David L. Houston
	Chief Executive Officer and President	Chairman of the Board

GULFPORT ENERGY CORPORATION

3001 Quail Springs Parkway

Oklahoma City, Oklahoma 73134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2017

To our Stockholders:

The Annual Meeting of Stockholders of Gulfport Energy Corporation will be held on June 8, 2017 at 10:00 a.m., local time, at 3001 Quail Springs Parkway, Oklahoma City, Oklahoma 73134, for the following purposes:

1.	To elect six directors to serve until the Company’s 2018 Annual Meeting of Stockholders;

2.	To hold an advisory vote on the compensation paid to the Company’s named executive officers;

3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2017;

4.	To hold an advisory vote on the frequency of holding an advisory vote on the compensation paid to the Company’s named executive officers; and

5.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Your vote is important. Please carefully consider the proposals and vote in one of these ways:

•	Vote by telephone or via Internet in accordance with the instructions provided in the enclosed proxy card;

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope; or

•	Submit a ballot at the Annual Meeting.

Only stockholders of record at the close of business on April 19, 2017 or their proxy holders may vote at the meeting. Directions to the meeting can be obtained from the Company.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2017. This proxy statement and the Company’s 2016 Annual Report to Stockholders are available on the Company’s website at www.gulfportenergy.com/proxy.

By Order of the Board of Directors,

Michael G. Moore Chief Executive Officer and President

This notice and proxy statement are first being mailed to stockholders on or about May 6, 2017.

GULFPORT ENERGY CORPORATION

3001 Quail Springs Parkway

Oklahoma City, Oklahoma 73134

PROXY STATEMENT

i

Section 16(a) Beneficial Ownership Reporting Compliance	57
Certain Relationships and Related Transactions	57
Review and Approval of Related Party Transactions	57
Proposal to Approve, on an Advisory Basis, the Compensation Paid to the Company’s Named Executive Officers	58
Proposal to Ratify the Appointment of Our Independent Auditors	59
Proposal to Approve, on an Advisory Basis, the Frequency of Advisory Stockholder Vote on the Compensation Paid to the Company’s Named Executive Officers	60
Solicitation by Board; Expenses of Solicitation	61
Submission of Future Stockholder Proposals	61
Availability of Form 10-K and Annual Report to Stockholders	61
Householding	61
Other Matters	62

ii

About the Annual Meeting

Who is soliciting my vote?

The board of directors of Gulfport Energy Corporation, which we refer to as Gulfport, the Company and we in this proxy statement, is soliciting your vote at the 2017 Annual Meeting of Stockholders. The proposals to be voted on by the Company’s stockholders at the 2017 Annual Meeting of Stockholders are described below.

What am I voting on?

You are voting on:

•	The election of directors (see Proposal 1 beginning on page 6);

•	The approval, on an advisory basis, of the compensation paid to the Company’s named executive officers as reported in this proxy statement (see Proposal 2 beginning on page 58);

•	The ratification of Grant Thornton LLP as our independent auditors for 2017 (see Proposal 3 beginning on page 59);

•	The approval, on an advisory basis, of the frequency of holding an advisory vote on the compensation paid to the Company’s named executive officers at an interval of “every one year,” “every two years” or “every three years” (see Proposal 4 on page 60);

•	Any other business properly coming before the meeting.

How does the board of directors recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. The board of directors’ recommendations can be found with the description of each item in this proxy statement. In summary, the board of directors recommends a vote:

•	FOR the proposal to elect the nominated directors;

•	FOR the proposal to approve, on an advisory basis, the compensation paid to the Company’s named executive officers as reported in this proxy statement;

•	FOR the proposal to ratify Grant Thornton LLP as the Company’s independent auditors for 2017; and

•	FOR holding an advisory vote on the compensation paid to the Company’s named executive officers every year.

Who is entitled to vote?

You may vote if you were the record owner of our common stock as of the close of business on the record date, which is April 19, 2017. Each share of common stock is entitled to one vote. As of April 19, 2017, we had 182,835,801 shares of common stock outstanding, excluding an aggregate of 871,518 shares of restricted stock and restricted stock units awarded under our 2013 Restated Stock Incentive Plan, but not yet vested. There is no cumulative voting.

How many votes must be present to hold the meeting?

Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by mail. In order for us to hold our meeting, holders of a majority of the voting power of our outstanding shares of common stock as of the close of business on April 19, 2017 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

What is a broker non-vote?

If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may return the proxy card without voting on that proposal. This is known as a broker non-vote. No broker may vote your shares without your specific instructions on any of the proposals to be considered at the Annual Meeting other than the ratification of our independent auditors.

How many votes are needed to approve each of the proposals?

Our bylaws provide for the election of directors in uncontested elections by a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. Abstentions and broker non-votes will not be counted for voting purposes with respect to the re-election of directors. Stockholders may not cumulate their votes with respect to the re-election of directors. If any incumbent director is not elected because he does not receive a majority of the votes cast, he is required to immediately tender his or her resignation for consideration by our board of directors. Our board of directors will evaluate whether to accept or reject such resignation, or whether other action should be taken; provided, however, that the board will act on such resignation and publicly disclose its decision to accept or reject such resignation and the rationale behind such decision within 90 days from the date of the certification of the director election results.

Each of Proposals 2 and 3 requires the affirmative “FOR” vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Only votes for or against Proposal 2 will be counted as votes cast, and abstentions and broker non-votes will not be counted for voting purposes. Broker non-votes will be counted as votes cast with respect to Proposal 3.

With respect to Proposal 4 to approve, on an advisory basis, the frequency of holding an advisory vote on the compensation paid to the Company’s named executive officers, stockholders will be able to choose among four options, namely whether future stockholder votes to approve executive compensation should occur every year, every two years or every three years, or whether the stockholder abstains from voting. The affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon in favor of one of the voting options contemplated by Proposal 4 is required to approve, on an advisory basis, Proposal 4. If one of the voting options is not adopted by the required vote of the stockholders, our board of directors will evaluate the votes cast for each of the voting options and will deem the voting option receiving the greatest number of votes to be the voting option approved by the stockholders.

How do I vote?

You can vote either in person by submitting a ballot at the meeting, or by proxy without attending the meeting.

To vote by proxy, you can vote in one of the following ways:

•	by telephone or via Internet in accordance with the instructions provided in the enclosed proxy card; or

•	by marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Annual Meeting, and you hold your stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change my vote?

Yes. You can change or revoke your vote at any time before the polls close at the Annual Meeting. You can do this by:

•	Voting by telephone or Internet at a later date, but prior to the deadline for telephonic and Internet voting specified in the enclosed proxy card;

•	Signing another proxy card with a later date and returning it to us prior to the meeting;

•	Sending our Senior Vice President of Corporate Development and Strategy a written document revoking your earlier proxy; or

•	Voting again at the meeting.

Who counts the votes?

We have hired Computershare Trust Company, N.A., our transfer agent, to act as the tabulation agent and count the votes represented by proxies cast by mail or ballot. Employees of Computershare Trust Company, N.A. will act as inspectors of election.

Will my vote be confidential?

Yes. As a matter of Company policy, proxies, ballots and voting tabulations that identify individual stockholders are treated as confidential. Only the tabulation agent and the inspectors of election have access to your vote. Directors and employees of the Company may see your vote only if there is a contested proxy solicitation, as required by law or in certain other special circumstances.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?

If you do not provide a proxy (by voting by telephone, via Internet or sending a proxy card, in each case in accordance with the instructions included in the enclosed proxy card) or vote your shares held in your name at the meeting, your shares will not be voted.

If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. The ratification of Grant Thornton LLP as our independent auditors for 2017 is considered routine. For matters not considered “routine,” if you do not give your broker instructions on how to vote your shares, the broker will return the proxy card without voting on that proposal. This is a broker non-vote. The proposals to elect directors, to approve, on an advisory basis, the compensation paid to the Company’s named executive officers and to approve, on an advisory basis, the frequency of holding an advisory vote on the compensation paid to the Company’s named executive offices are not considered routine. As a result, no broker may vote your shares on these proposals without your specific instructions.

How are votes counted?

In the election of directors contemplated by Proposal 1, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to one or more of the nominees. For Proposals 2 and 3, you may vote “FOR,” “AGAINST” or “ABSTAIN.” To approve, on an advisory basis, the frequency of holding an advisory vote on the compensation paid to the Company’s named executive officers contemplated by Proposal 4, you may vote in favor of holding such advisory vote every year, every two years or every three years or may “ABSTAIN” from the vote.

What if I vote by proxy but don’t indicate my vote on the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted FOR the director nominees listed on the card, FOR approving, on an advisory basis, the compensation paid to the Company’s named executive officers as described in this proxy statement, FOR the ratification of Grant Thornton LLP as our independent auditors for 2017 and FOR approving, on an advisory basis, of holding an advisory vote on the compensation paid to the Company’s named executive officers every year.

Could other matters be decided at the Annual Meeting?

We have not received any stockholder proposals and are not aware of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment.

Who can attend the meeting?

The Annual Meeting is open to all holders of our common stock.

What do I need to bring to attend the Annual Meeting?

You will need proof of ownership of our common stock to enter the meeting. If your shares are in the name of your broker or bank or other nominee, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND PROOF THAT YOU OWN SHARES OF OUR COMMON STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

How can I access the Company’s proxy materials and annual report electronically?

This proxy statement and the Company’s 2016 Annual Report to Stockholders are available on the Company’s website at www.gulfportenergy.com/proxy.

Board of Directors Information

What is the makeup of the board of directors and how often are the members elected?

Our board of directors currently consists of six members who are elected annually. The five of these six directors are independent under the Nasdaq listing standards.

What if a nominee is unable or unwilling to serve?

That is not expected to occur. If it does, shares represented by proxies will be voted for a substitute nominated by the board of directors.

How are directors compensated?

Our policy is that members of our board of directors who are also our officers or employees do not receive compensation for their services as directors. The compensation of our non-employee directors is described below.

Cash Compensation

Our non-employee directors are paid an annual retainer of $60,000, an attendance fee of $1,500 for each board meeting attended in person, and an attendance fee of $750 for each board meeting attended telephonically. In addition, the Chairman of the Board receives an additional $65,000 annual retainer, the audit committee chairman receives an additional $15,000 annual retainer and the chairman of each of the compensation committee and the nominating and corporate governance committee receives an additional $10,000 annual retainer. Each committee member is also paid a $1,000 attendance fee for each committee meeting attended in person and a $500 attendance fee for each committee meeting attended telephonically.

Equity Compensation

Our non-employee directors are entitled to receive an annual grant of restricted stock units with an aggregate value of approximately $125,000 based on the closing price of our common stock on the date of grant, with vesting to occur in the following year. On June 10, 2016, we awarded the 2016 annual director grant in the amount of 3,824 shares of our restricted stock to each of our then-serving non-employee directors under our 2013 Restated Stock Incentive Plan, which shares will vest on June 10, 2017 if the non-employee director is in continuous service on that date. Further information regarding our director compensation in 2016 is set forth under the heading “2016 Director Compensation” below.

Insurance and Indemnification

We provide liability insurance for our directors and officers at a current annual cost of approximately $540,948. We have also entered into indemnification agreements with each of our current directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

In addition, our certificate of incorporation sets forth limitations on our directors’ liability to our stockholders. Further, our bylaws contain indemnification and advancement of expenses provisions for the benefit of our directors and officers.

How often did the board of directors meet in 2016?

The board of directors met 15 times in 2016. In addition to these meetings, the board of directors adopted resolutions by unanimous written consent. Each director attended at least 75% of the aggregate meetings of the board of directors and the meetings of the committees on which he served.

Election of Directors and Director Biographies

(Proposal 1 on the Proxy Card)

Who are this year’s nominees?

The directors standing for election this year to hold office until the 2018 Annual Meeting of Stockholders and until each such director’s successor is elected are:

MICHAEL G. MOORE, age 60. Mr. Moore was appointed as our Chief Executive Officer and as a member of our board of directors on April 22, 2014, and has served as our President since August 2013. He served as our Chief Financial Officer and Secretary from July 2000 to April 2014 and as our Vice President from July 2000 until his appointment as President in August 2013. Mr. Moore also served as our Interim Chief Executive Officer from February 15, 2014 until his appointment as our Chief Executive Officer on April 22, 2014. From May 1998 through July 2000, Mr. Moore served as Vice President and Chief Financial Officer of Indian Oil Company. From September 1995 through May 1998, Mr. Moore served as Controller of DLB Oil & Gas, Inc. Prior to that, Mr. Moore served as Controller of LEDCO, Inc., a Houston based gas marketing company. Mr. Moore received both his Bachelor of Business Administration Degree in Finance and his Master’s in Business Administration from the University of Central Oklahoma.

DAVID L. HOUSTON, age 64. Mr. Houston has served as a director of the Company since July 1998 and as Chairman of the Board since July 2013. Since 1991, Mr. Houston has been the principal of Houston Financial, a firm providing wealth management products and services with a focus on the energy sector. Since 2000, Mr. Houston has managed a mineral trust with approximately 9,200 net acres in Oklahoma, Texas, Kansas and New Mexico, which includes responsibility for leasing and production matters. Mr. Houston served on the board of directors and executive committee of Deaconess Hospital, Oklahoma City, Oklahoma, from January 1993 until December 2008. Mr. Houston has served as the lead director on the board of directors of Diamondback Energy, Inc. (Nasdaq Global Market: FANG) since October 2012, is a member of its audit and compensation committees and is the chair of its nominating and corporate governance committee. He also served as a director of Bronco Drilling Company from May 2005 until December 2010 and was a member of its audit committee. Mr. Houston received a Bachelor of Science Degree in business from Oklahoma State University and a graduate degree in banking from Louisiana State University.

BEN T. MORRIS, age 71. Mr. Morris has served as a director of the Company since August 4, 2014. From 2009 to 2012, Mr. Morris served as the Vice Chairman of the board of directors of the Sanders Morris Harris Group, a financial services and wealth management company he co-founded in 1987, or SMHG. Since its founding, Mr. Morris has served in various capacities with SMHG, including Executive Vice President and Director of Investment Banking, President and Chief Executive Officer and a member of the board of directors of SMH Capital, a subsidiary of SMHG, and Chief Executive Officer and a member of the board of directors of SMHG. Since 2012, Mr. Morris has continued as an employee of Sanders Morris Harris, Inc., a former subsidiary of SMHG. From 1980 to 1986, Mr. Morris served as the Chief Operating Officer of Tatham Corporation, a privately-held company engaged in natural gas transportation and marketing and oil and gas exploration and production. Mr. Morris began his career as an accountant at Price Waterhouse & Co. in 1967, and in 1973 joined Mid American Oil and Gas Inc. as Chief Financial Officer, eventually serving as President of the company until its sale in 1979. From 2011 to 2016, Mr. Morris served as a member of the board of directors and Chairman of the audit committee of Yuma Energy, Inc., a publicly traded exploration and production company. Mr. Morris has also served on the boards of several public companies, including Capital Title Group from 1998 to 2006, American Equity Investment Life Holding Company from 1997 to 2006, Tyler Technologies, Inc. from 2002 until 2005, where he served as Chairman of its audit committee, Fresh America Corp. from 1992 until 1996, where he served as a member of the compensation committee, and Deeptech International Inc. from 1988 until 1997. Mr. Morris has an extensive financial background, with over 25 years of experience in various aspects of the investment banking business. Mr. Morris received his Bachelor of Business Administration Degree from the University of North Texas, and also holds a Certified Public Accountant certificate from the State of Texas, along with several securities licenses.

C. DOUG JOHNSON, age 57. Mr. Johnson has served as a director of the Company since September 2015. Since August 1981, Mr. Johnson served in various roles at Phillips 66 and its predecessors Phillips Petroleum Co. and ConocoPhillips Company, which was formed by the merger of Philips Petroleum Co. and Conoco Inc. in 2002. Mr. Johnson most recently served as Vice President, Controller and principal accounting officer of Phillips 66, a publicly traded company engaged in mid-stream, chemicals, and refining, from April 2012 until his retirement on December 31, 2014. During the same period, he also served as Vice President, Controller and principal accounting officer of Phillips 66 Partners GP LLC, the general partner of Phillips 66 Partners LP, a publicly traded pipeline subsidiary of Phillips 66. From June 2010 until April 2012, Mr. Johnson served as General Manager, Upstream Finance, Strategy and Planning at ConocoPhillips. Prior to that, Mr. Johnson’s tenure at ConocoPhillips included his service as General Manager, Downstream Finance from 2008 to 2010 and General Manager, Upstream Finance from 2005 to 2008. Mr. Johnson also served on the board of Chevron Phillips Chemical Company LLC, a joint venture of Phillips 66 Partners LP and Chevron Corp., and its audit committee, where he was co-chairman, from April 2012 until December 2014. Mr. Johnson has an extensive financial and accounting background, with over 33 years of service in the oil and natural gas industry. Mr. Johnson received his Bachelor of Science Degree in Accounting from the University of Arkansas, and also holds a Certified Public Accountant certificate from the State of Oklahoma.

SCOTT E. STRELLER, age 49. Mr. Streller has served as a director of the Company since August 2006. He currently serves as chairman of Company’s compensation committee and as a member on the audit and nominating and corporate governance committees. In 1992, Mr. Streller founded the Scott Streller Insurance and Financial Services Agency (Farmers Insurance), which has been recognized both regionally and nationally as one of the top agencies within the Farmers Insurance Group of Companies. Mr. Streller is active in the community and has served in a variety of leadership roles in local public and non-profit organizations. Additionally, Mr. Streller frequently serves as a guest lecturer at local universities and insurance and financial services seminars. Mr. Streller earned a Bachelor’s Degree in Business Management from the University of Central Oklahoma. In addition, Mr. Streller received a Master’s in Athletic Administration from Oklahoma State University.

CRAIG GROESCHEL, age 49. Mr. Groeschel has served as a director of the Company since August 2011. Since 1996, Mr. Groeschel has served as a founding pastor of LifeChurch, one of the largest churches in the United States. Since founding LifeChurch, Mr. Groeschel has served on its Board of Directors. Under Mr. Groeschel’s leadership, LifeChurch has grown to 25 locations in seven states. Mr. Groeschel received a Bachelor’s Degree in Business Marketing from the Oklahoma City University, a Master’s of Divinity Degree from the Phillips Graduate Seminary and an Honorary Doctorate of Human Letters from Southeastern Christian University. Mr. Groeschel is a frequent speaker at various domestic and international forums and an author of a number of books.

What does the board of directors recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THESE DIRECTORS

What are the committees of the Board?

Our board of directors has an audit committee, a nominating and corporate governance committee, which we refer to herein as the nominating committee, and a compensation committee, which committees perform the functions specified below. The members of each committee are as of the date of this proxy statement.

Committee	Members	Principal Functions	Number of Meetings in 2016
Audit+	David L. Houston* C. Doug Johnson Ben T. Morris Scott E. Streller

•          Reviews and discusses with management and the independent auditors the integrity of our accounting policies, internal controls, financial statements, accounting and auditing processes and risk management compliance.

•          Monitors and oversees our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent auditor.

•          Monitors our compliance with legal and regulatory requirements.

•          Establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•          Reviews and approves related party transactions.

•          Appoints, determines compensation, evaluates and terminates our independent auditors.

•          Pre-approves audit and permissible non-audit services to be performed by the independent auditors.

•          Prepares the report required by the Securities and Exchange Commission, or the SEC, for the inclusion in our annual proxy statement.

•          Reviews and reassesses the adequacy of the audit committee charter on a periodic basis.

•          Inform our independent auditors of the audit committee’s understanding of significant relationships and transactions with related parties and review and discuss with our independent auditors the auditors’ evaluation of our identification of, accounting for and disclosure of our relationships and transactions with related parties, including any significant matters arising from the audit regarding our relationships and transactions with related parties.

4

Committee	Members	Principal Functions	Number of Meetings in 2016
Compensation	Scott E. Streller* Craig Groeschel David L. Houston C. Doug Johnson

•          Oversees and administers our executive compensation policies, plans and practices and evaluates their impact on risk and risk management.

•          Assists the board of directors in discharging its responsibilities relating to the compensation of our executives, including our chief executive officer, and other key employees.

•          Administers our equity-based compensation plans, including the grants of stock options, restricted stock awards and other equity awards under such plans.

•          Reviews, approves and administers our cash-based incentive bonus plans, including the establishment of performance criteria, targets and awards under our 2014 Executive Annual Incentive Compensation Plan.

•          Makes recommendations to the board with respect to incentive compensation.

•          Where appropriate or required, makes recommendations to our stockholders with respect to incentive compensation and equity-based plans.

•          Conducts annual performance evaluation of the committee.

•          Reviews disclosure related to executive compensation in our proxy statement and prepares an annual compensation committee report.

•          Reviews and considers the stockholders’ advisory vote on executive compensation and the frequency of holding such advisory vote.

•          Reviews and reassesses the adequacy of the compensation committee charter.

10
Nominating and Corporate Governance+	Ben T. Morris* David L. Houston Scott E. Streller

•          Assists the board of directors in developing criteria for, identifying and evaluating individuals qualified to serve as members of our board of directors.

•          Selects and recommends director candidates to the board of directors to be submitted for election at the Annual Meeting and to fill any vacancies on the board of directors.

•          Periodically reviews and makes recommendations regarding the composition and size of the board of directors and each of its committees.

•          Reviews and recommends to the board of directors appropriate corporate governance policies and procedures for the Company.

•          Conducts an annual assessment of the qualifications and performance of the board of directors.

2

Committee	Members	Principal Functions	Number of Meetings in 2016
• Annually reviews and reports to the board of directors on the performance of management. • Reviews and reassesses the adequacy of the nominating committee charter.

*	Committee Chairperson.
+	Our former director, Mr. Donald L. Dillingham, who, as previously disclosed, did not stand for re-election at our 2016 Annual Meeting of Stockholders, served on the audit committee and the nominating and corporate governance committee of our board of directors during 2016 until the date of our 2016 Annual Meeting of Stockholders.

Do the committees have written charters?

Yes. The charters for our audit committee, compensation committee and nominating committee can be found on our website at www.gulfportenergy.com under the “Corporate Governance” caption. You may also obtain copies of these charters, as well as our Code of Business Conduct and Ethics, which is described below, by writing to our Senior Vice President of Corporate Development and Strategy, Paul K. Heerwagen IV, at Gulfport Energy Corporation, 3001 Quail Springs Parkway, Oklahoma City, Oklahoma 73134.

Corporate Governance Matters and Communications with the Board

Who are our independent directors?

Our board of directors has determined that current board members Craig Groeschel, David L. Houston, C. Doug Johnson, Ben T. Morris and Scott E. Streller meet the standards regarding independence set forth in the Nasdaq listing standards and are free of any relationship which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out their responsibilities as directors of the Company.

Our board of directors has determined that each member of the audit committee is independent for purposes of serving on such committee under the Nasdaq listing standards and applicable federal law. In addition, our board of directors has determined that each current member of the audit committee is financially literate under the Nasdaq listing standards and that each of Mr. Houston, who serves as the Chairman of the audit committee, Mr. Morris and Mr. Johnson qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.

Our board of directors has also determined that each member of the compensation committee and the nominating committee meets the independence requirements applicable to those committees under the Nasdaq rules. In addition, our board of directors determined that each member of our compensation committee is an “outside director” in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and a “non-employee director” in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Do our non-management directors meet separately without management?

Our non-management directors have the opportunity to meet in an executive session following each regularly scheduled meeting of the board of directors. During 2016, our non-management members of the board of directors met in executive session an aggregate of four times and our audit committee and our compensation committee met in executive session an aggregate of four and two times, respectively.

How can I communicate with the board of directors?

Individuals may communicate with our board of directors or individual directors by writing to our Senior Vice President of Corporate Development and Strategy, Paul K. Heerwagen IV, at Gulfport Energy Corporation, 3001

Quail Springs Parkway, Oklahoma City, Oklahoma 73134. Our Senior Vice President of Corporate Development and Strategy will review all such correspondence and forward to our board of directors a summary of all such correspondence and copies of all correspondence that, in the opinion of our Senior Vice President of Corporate Development and Strategy, relates to the functions of our board of directors or a committee thereof or that he otherwise determines requires their attention. Directors may review a log of all such correspondence received by us and request copies. Concerns relating to accounting, internal control over financial reporting or auditing matters will be immediately brought to the attention of the chairman of the audit committee and handled in accordance with the audit committee procedures established with respect to such matters.

Do directors attend the Annual Meeting?

Recognizing that director attendance at our Annual Meeting can provide our stockholders with an opportunity to communicate with directors about issues affecting the Company, we actively encourage our directors to attend the Annual Meeting of Stockholders. All of our six directors then serving attended the 2016 Annual Meeting of Stockholders in person, except Mr. Dillingham, who, as previously disclosed, did not stand for re-election at our 2016 Annual Meeting of Stockholders.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics designed to help directors and employees resolve ethical issues. Our Code of Business Conduct and Ethics applies to all directors and employees, including the Chief Executive Officer, the Chief Financial Officer and all senior financial officers. Our Code of Business Conduct and Ethics covers various topics including, but not limited to, conflicts of interest, fair dealing, discrimination and harassment, confidentiality, compliance procedures and employee complaint procedures. Our Code of Business Conduct and Ethics is posted on our website under the “Investor Relations—Corporate Governance” caption.

Nominating Process for Directors, Director Qualifications and Review of Director Nominees

The nominating committee is currently comprised of three non-employee directors, all of whom are independent under Nasdaq listing standards. As provided by the nominating committee’s charter, our nominating committee identifies, investigates and recommends to our board of directors candidates with the goal of creating a balance of knowledge, experience and diversity. Generally, the committee identifies candidates through the personal, business and organizational contacts of the directors and management and through the use of third-party search firms.

Potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the interests of our stockholders. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of our board of directors and the evolving needs of our business. It is the policy of our board of directors that at all times at least a majority of its members meets the standards of independence promulgated by Nasdaq and the SEC and that all members reflect a range of talents, ages, skills and expertise, particularly in the areas of accounting and finance, management, leadership and oil and gas related industries sufficient to provide sound and prudent guidance with respect to our operations and the interests of our stockholders. In addition to the foregoing factors, our nominating committee considers diversity in its evaluation of candidates for board membership. Although our board of directors does not have a formal diversity policy, our board believes that diversity with respect to viewpoint, skills and experience should be an important factor in board composition. Our nominating committee ensures that diversity considerations are discussed in connection with each potential nominee, as well as on a periodic basis in connection with its periodic review of the composition of the board and the size of the board as a whole.

We also require that the members of our board of directors be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on our behalf, including attending meetings of the board of directors and applicable committee meetings. In accordance with its charter, our nominating committee periodically reviews the criteria for the selection of directors to serve on our board and recommends any proposed changes to our board of directors for approval.

Our board of directors will consider stockholder nominations for director candidates upon written submission of such recommendation to our Senior Vice President of Corporate Development and Strategy along with, among other things, the nominee’s qualifications and certain biographical information regarding the nominee, such nominee’s written consent to serving as a director if elected and being named in the proxy or information statement and certain information regarding the status of the stockholder submitting the recommendation, all in the manner required by our amended and restated bylaws and the applicable rules and regulations promulgated under the Exchange Act. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by our board of directors at a regularly scheduled or special meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to our board of directors. See “Submission of Future Stockholder Proposals” below for additional detail regarding submitting director nominees.

Our board of directors may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, our board of directors will seek to achieve a balance of knowledge, experience and capability on the board. Our board of directors uses the same criteria for evaluating candidates nominated by stockholders as it does for those proposed by current board members, professional search firms and other persons. After completing its evaluation, our board of directors approves the final slate of director nominees.

Our nominating committee approved the director nominees submitted for election at this Annual Meeting. Each nominee is a current board member and brings a strong and unique background and set of skills to our board of directors, giving our board of directors as a whole competence and experience in a variety of areas, including corporate governance and board service, executive management, oil and natural gas industry, accounting and finance and risk assessment and management. Specifically, in nominating the candidates submitted for election at this Annual Meeting, our nominating committee considered such candidates’ past service on our board and the information discussed in each of the directors’ individual biographies set forth beginning on page 6 above. In particular, with regard to Messrs. Houston and Streller, our nominating committee considered their respective business backgrounds and risk assessment skills. Mr. Moore’s public company experience while serving in various executive officer capacities at Gulfport and leadership skills that led to his promotion as our Chief Executive Officer, as well as his strong oil and natural gas background and extensive experience in finance, accounting, financial reporting, internal controls and corporate governance, led our nominating committee to conclude that he should serve as one of our directors. Mr. Morris’s prior public company experience, extensive financial background, with over 25 years of experience in various aspects of the investment banking business, and strong oil and natural gas background were considered by our nominating committee. With regard to Mr. Groeschel, our nominating committee considered his leadership and prior board service at a non-profit organization, community involvement and communication skills. With respect to Mr. Johnson, our nominating committee considered Mr. Johnson’s prior public company experience, as well as his strong oil and natural gas background and financial experience. Each of the director nominees has consented to serve as a director if elected.

Director Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are held by two different individuals, and the Chairman of the Board is a non-executive position elected from among the directors by the board. Separating the positions of Chairman of the Board and Chief Executive Officer has allowed our Chief Executive Officer to focus on our day-to-day business and operations, while allowing our Chairman of the Board to lead the board in its fundamental role of providing advice to and oversight of management. The Chairman of the Board has provided leadership to our board of directors and worked with the board of directors to define its structure and activities in the fulfillment of its responsibilities. The Chairman of the Board has set the board agendas, with the input from other members of the board and our management, facilitated communications among and information flow to directors, has the power to call special meetings of our board of directors and stockholders and presided at meetings of our board of directors and stockholders. The Chairman of the Board has also advised and counseled our Chief Executive Officer and other officers. Our board of directors does not have a position of a lead director.

We believe that our directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in effectively overseeing the business and affairs of the Company. We believe that the atmosphere of our board is collegial, that all board members are well engaged in their responsibilities, and that all board members express their views and consider the opinions expressed by other directors. Five out of six of our director nominees are independent under the Nasdaq listing standards and SEC rules. We believe that all of our independent directors have demonstrated leadership in business enterprises and are familiar with board processes. Our independent directors are involved in the leadership structure of our board by serving on our audit, nominating and compensation committees, each having an independent chairperson. Specifically, the chair of our audit committee oversees the accounting and financial reporting processes, as well as compliance with legal and regulatory requirements. The chair of our compensation committee oversees our compensation policies and practices and their impact on risk and risk management. The chair of our nominating committee monitors matters such as the composition of the board and its committees, board performance and best practices in corporate governance. As such, each committee chair provides independent leadership for purposes of many important functions delegated by our board of directors to such committee.

Board of Director’s Role in Risk Oversight

As an exploration and production company, we face a number of risks, including risks associated with the supply of and demand for oil and natural gas, volatility of oil and natural gas prices, exploring for, developing, producing and delivering oil and natural gas, declining production, environmental and other government regulations and taxes, weather conditions, including hurricanes, that can affect oil and natural gas operations over a wide area, adequacy of our insurance coverage, political instability or armed conflict in oil and natural gas producing regions and overall economic environment. Management is responsible for the day-to-day management of risks we face as a company, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight. Our Chairman of the Board meets regularly with our Chief Executive Officer to discuss strategy and risks facing the Company. Our executive officers regularly attend the board meetings and are available to address any questions or concerns raised by the board on risk management-related and any other matters. Other members of our management team periodically attend board meetings or are otherwise available to confer with the board to the extent their expertise is required to address risk management matters. Periodically, our board of directors receives presentations from senior management on strategic matters involving our operations. During such meetings, our board of directors also discusses strategies, key challenges, and risks and opportunities for the Company with senior management.

While our board of directors is ultimately responsible for risk oversight at the Company, our three committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management. Our compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Our nominating committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers and corporate governance.

Audit Committee Report

The audit committee is responsible for providing independent, objective oversight for the integrity of the Company’s financial reporting process and internal control system. Other primary responsibilities of the audit committee include the review, oversight and appraisal of the qualifications, independence and audit performance of the Company’s independent registered public accounting firm and providing an open venue for communication among the independent registered public accounting firm, financial and senior management, our internal auditors and the board of directors of the Company. A more detailed description of the responsibilities of the audit committee is set forth in its written charter, which is posted on our website at www.gulfportenergy.com. The following report summarizes certain of the audit committee’s activities with respect to its responsibilities during 2016.

Review with Management and Independent Registered Public Accounting Firm. The audit committee has reviewed and discussed with management and Grant Thornton LLP, an independent registered public accounting firm, the audited consolidated financial statements of the Company for the year ended December 31, 2016.

Controls and Procedures. Management has established and maintains a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by the Company in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and includes controls and procedures designed to provide reasonable assurance that information required to be disclosed by us in those reports is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. As of December 31, 2016, management conducted an evaluation of our disclosure controls and procedures. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective to provide reasonable assurance that the information required to be disclosed by us in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The audit committee discussed with management and Grant Thornton LLP the quality and adequacy of the Company’s disclosure controls and procedures.

Management has also established and maintains a system of internal controls over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. These internal controls are designed to provide reasonable assurance that the reported financial information is presented fairly, that disclosures are adequate and that the judgments inherent in the preparation of financial statements are reasonable. Management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on management’s evaluation under the framework in Internal Control—Integrated Framework, management did not identify any material weaknesses in our internal control over financial reporting and concluded that our internal control over financial reporting was effective as of December 31, 2016, as discussed in more detail in Management’s Report on Internal Control Over Financial Reporting, which was included in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 14, 2017. Our internal control over financial reporting as of December 31, 2016 has been audited by Grant Thornton LLP, as stated in its attestation report, which was included in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 14, 2017. The audit committee reviewed and discussed with management and Grant Thornton LLP the Company’s system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Discussions with Independent Auditing Firm. The audit committee has discussed with Grant Thornton LLP, independent auditors for the Company, the matters required to be discussed by Rules on Auditing Standard No. 16, Communication with Audit Committees, as amended. The audit committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with that firm its independence from the Company.

Recommendation to the board of directors. Based on its review and discussions noted above, the audit committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

THE AUDIT COMMITTEE

David L. Houston, Chairman

C. Doug Johnson

Ben T. Morris

Scott E. Streller

Executive Officers

The following table sets forth the name, age and positions of each of our executive officers as of the record date:

Name	Age	Position
Michael G. Moore	60	Chief Executive Officer and President
Keri Crowell	42	Chief Financial Officer
Stuart A. Maier	63	Senior Vice President of Geosciences
Lester Zitkus	51	Senior Vice President of Land
Mark Malone	54	Senior Vice President of Operations
Robert Jones	55	Senior Vice President of Drilling
Paul Heerwagen	32	Senior Vice President of Corporate Development and Strategy
Ty Peck	40	Senior Vice President of Midstream and Marketing
Steve R. Baldwin	63	Vice President of Reservoir Engineering

Biographical information for Mr. Moore is set forth in this proxy statement under the heading “Election of Directors and Director Biographies.”

KERI CROWELL. Ms. Crowell has served as Chief Financial Officer of the Company since January 2017 and, prior to such appointment, as Chief Accounting Officer of the Company since September 10, 2015. Prior to that appointment, Ms. Crowell served as a Vice President of the Company since April 2014 and Controller since March 2006. Ms. Crowell joined the Company in October 2005 as Assistant Controller. Prior to joining the Company, Ms. Crowell served in various accounting and/or audit roles at Ernst and Young LLP, Arthur Andersen LLP and an Oklahoma City-based accounting firm. Ms. Crowell holds a Bachelor of Science in Business Administration and Accounting and Masters of Business Administration degrees from Oklahoma State University, and also holds a Certified Public Accountant license from the State of Oklahoma. Ms. Crowell is a member of Oklahoma Society of Certified Public Accountants and Financial Executives International, or FEI, and served as a board member and the treasurer of the FEI Oklahoma City chapter from 2012 until 2014.

STUART A. MAIER. Mr. Maier has served as Vice President of Geosciences since August 2013. Prior to that position, he served as Geological/Geophysical Manager of the Company since May 1998. From 1993 to May 1998, Mr. Maier had served as Senior Geologist with DLB Oil & Gas, Inc. From 1992 until joining DLB Oil & Gas, Inc., Mr. Maier was a consulting geologist/geophysicist and, from 1981 to 1991, Mr. Maier was a geologist/geophysicist with The Anschutz Corporation, an oil and natural gas exploration and production company. From 1979 to 1981, Mr. Maier was a production geologist for Gulf Oil Exploration and Production Company. From 1977 to 1979, Mr. Maier was a well site geologist. Mr. Maier received a Bachelor of Science Degree in Geology from the University of Missouri. Mr. Maier is a member of the American Association of Petroleum Geologists.

LESTER ZITKUS. Mr. Zitkus has served as Senior Vice President of Land effective January 2017 and, prior to such time, as Vice President of Land since March 2014. Prior to joining the Company, Mr. Zitkus served as an independent consultant from October 2013 to March 2014 and as Vice President of Land for Chesapeake Energy Corporation from May 2007 to October 2013. During his 20-year tenure with Equitable Resources Inc. (now EQT Corp.), he held various positions, including Vice President of Operations and Senior Vice President of Land, between 1987 and 2007. He holds a degree in Mineral Land Management from the University of Evansville. Mr. Zitkus is a member of the American Association of Professional Landmen and Past Regional Director of the Independent Producers Association of America.

MARK MALONE. Mr. Malone has served as Senior Vice President of Operations effective January 2017 and prior to such appointment, as Vice President of Operations since November 16, 2013. Prior to joining the Company, Mr. Malone was with Sierra Engineering, LLC from August 2012 to November 2013, serving as Engineering Manager. Prior to joining Sierra Engineering, Mr. Malone served as Senior Asset Manager for the Marcellus Shale at Chesapeake Energy Corporation from January 2010 to November 2013. Mr. Malone also served as Vice President of Stimulation & Production for New Tech Engineering from July 2007 to January 2010. Mr. Malone started his career and subsequently served 20 years with The Western Company of North America and BJ Services Company from December 1987 to July 2007 in various engineering and management positions of increasing responsibility until ending his career with BJ Services where he spent the last ten years as Permian Region Technical Manager. Mr. Malone is an active member of the Board of Directors for the Southwestern Petroleum Short Course, an SPE member since 1989, an author of multiple technical publications, co-author of text on hydraulic fracturing and a patent holder. Mr. Malone graduated with a Bachelor’s Degree in Agricultural Engineering from Texas Tech University in 1987.

ROBERT JONES. Mr. Jones has served as Senior Vice President of Drilling effective January 2017 and prior to such appointment, as Vice President of Drilling since November 2013. Prior to joining the Company, Mr. Jones was previously with Chesapeake Energy Corporation, serving as Drilling Engineering Manager for the Haynesville, Barnett and Eagle Ford from February 2001 to September 2013. Prior to this role, during his tenure at Chesapeake Energy Corporation, Mr. Jones served as District Manager for the Permian Basin and Senior Drilling Engineer for operations across Oklahoma, Texas and New Mexico. Mr. Jones graduated with a Bachelor’s Degree in Petroleum Engineering from the University of Oklahoma in 1985.

PAUL HEERWAGEN. Mr. Heerwagen has served as Senior Vice President of Corporate Development and Strategy effective January 2017 and, prior to such appointment, as Vice President of Corporate Development since May 2014. Since January 2017, Mr. Heerwagen has served as a director of Mammoth Energy Services, Inc., a Nasdaq-listed oilfield services company, as the Company’s nominee. Prior to his current role with the Company, Mr. Heerwagen served as our Director of Investor Relations and Corporate Affairs from May 2008 to May 2014. From March 2012 through December 2014, Mr. Heerwagen served as President of Stingray Pressure Pumping LLC and Stingray Logistics LLC. He has also served in various financial, investor relations and corporate affairs roles since joining the Company in 2006. Mr. Heerwagen holds a Bachelor’s Degree in Finance from Oklahoma State University.

TY PECK. Mr. Peck has served as Senior Vice President of Midstream and Marketing effective January 2017 and, prior to such appointment, served as Managing Director of our midstream operations from December 16, 2013 until January 2017. Prior to joining the Company, Mr. Peck was previously with Access Midstream Partners, serving as the Director of Commercial Services. In addition, prior to joining Access Midstream Partners, Mr. Peck served as Producer Services Manager at Enogex LLC. Mr. Peck graduated with a Bachelor’s Degree in Finance from the University of Central Oklahoma in 2000 and holds a Master’s Degree in Business Administration from the University of Oklahoma.

STEVE R. BALDWIN. Mr. Baldwin has served as Vice President of Reservoir Engineering since August 2013. Prior to that position, he served as Senior Reservoir Engineer of the Company since October 2006. From February 2001 through September 2006, he served as Senior Reservoir and Acquisition Engineer for Chaparral Energy Inc. From 1996 to December 2000, Mr. Baldwin served as Senior Operations Engineer for Saba Energy of Texas, Inc. Prior to that, Mr. Baldwin served as Operations Manager for Merrico Resources. Mr. Baldwin began his career with Mobil Oil Corporation after receiving his Bachelor of Science Degree from the University of Oklahoma. Mr. Baldwin is a member of the Society of Petroleum Engineers.

Compensation Discussion and Analysis

The Compensation Committee of our Board oversees our compensation programs for executive officers and all employees. This Compensation Discussion and Analysis, or CD&A, explains the Compensation Committee’s compensation philosophy, summarizes our executive compensation programs, and describes compensation decisions for Gulfport’s Chief Executive Officer, or CEO, Chief Operating Officer, or COO, Chief Financial Officer, or CFO, and next two highest paid executives for 2016. These officers, known as the NEOs, are:

Michael G. Moore – Chief Executive Officer, President and Director

Aaron Gaydosik – Former Chief Financial Officer

Ross Kirtley – Former Chief Operating Officer

Keri Crowell – Chief Accounting Officer

Stuart A. Maier – Vice President of Geosciences

Steve R. Baldwin – Vice President of Reservoir Engineering

This CD&A, which should be read together with the compensation tables and related disclosures under “Executive Compensation Tables” beginning on page 37, is divided into five sections.

I.	Executive Summary (beginning on page 19): Provides a high-level overview of our NEO compensation decisions for 2016, and our recent stockholder outreach initiatives.

II.	Executive Compensation Philosophy and Components (beginning on page 21): Describes the philosophy and objectives of our executive compensation program, the direct compensation elements provided to our NEOs, the purpose of each element, and the pay for performance alignment.

III.	2016 Compensation Decisions (beginning on page 22): Discusses the specific compensation decisions made for our NEOs for 2016.

IV.	2017 Compensation Program (beginning on page 30): Discusses changes to our executive compensation program for 2017.

V.	Compensation Policies and Practices (beginning on page 31): Discusses compensation-related policies we have implemented to reflect our commitment to the best corporate governance practices.

I. Executive Summary

DIRECT COMPENSATION COMPONENTS

In support of our compensation philosophy and objectives described below, total direct compensation received by our NEOs for 2016 is made up of the elements included in the chart below. Indirect compensation (such as retirement benefits and perquisites) is discussed below under “– 2016 Compensation Decisions – Other Compensation.”

OVERVIEW OF EXECUTIVE COMPENSATION PROGRAM FOR FISCAL 2016

	Reward Element	Form	Purpose	Valuation Parameters
Fixed	Base Salary	Cash	• Provides a market competitive level of fixed compensation for the fundamental duties required of the position to attract and retain executive talent	• Compensates executive officers for their level of responsibility, skills, capabilities, experience and leadership
At Risk	Annual Incentive Awards	Cash	• Motivates and rewards performance achievement against a set of pre-established annual Company performance factors and targets

•    Measures Company performance, which for 2016 was based on certain operational metrics consisting of net production, adjusted EBITDA and capital expenditure targets, weighted at 30%, total stockholder return as compared to the Company’s peers, weighted at 20%, capital efficiency (well cost per foot) target, weighted at 20%, and certain strategic initiative metrics, weighted at 30%.

	Equity Based Compensation	Time- Based RSU’s

•    Primarily rewards performance against our near-term strategies

•    Rewards creation of long-term stockholder value and achievements consistent with our long-term business strategies

•    Aligns NEO compensation with increasing stockholder value

•    Builds a consistent ownership in the Company that aligns the interests of executive officers and stockholders while attracting, motivating and retaining key employees

•    Time-based awards have a three-year ratable schedule for all of our NEOs, except for our CEO, whose awards vest in three equal annual installments, commencing on the date of grant.

Over the last several years, the Compensation Committee has shifted more NEO total direct compensation towards variable “at risk” components (annual incentive cash awards and long-term equity-based incentive awards), where actual amounts earned may differ from target amounts based on Company performance (measured against the pre-established targets) with respect to annual incentive cash awards, and Company performance and individual contribution to such performance with respect to long-term equity-based awards. The shift away from guaranteed bonuses improved the alignment of our executive compensation with our near- and long-term business strategies.

The Compensation Committee believes that a program weighted towards variable, at-risk compensation ensures NEO interests are appropriately aligned with stockholder interests. The charts below illustrate the mix of 2016 reported total direct compensation for our CEO and other NEOs.

The charts above are based on 2016 base salaries, bonus amounts paid under our 2016 annual incentive program and the grant date fair value for the 2016 grants of time-based restricted stock units, or RSUs. The amounts actually realized by our NEOs with respect to the annual incentive cash awards and RSUs depend on the level of attainment of the relevant performance goals and the value of our common stock when RSUs vest, respectively.

KEY 2016 EXECUTIVE COMPENSATION ACTIONS

As described in more detail throughout this CD&A, our executive compensation programs and actions delivered outcomes aligned with our operational, financial and strategic performance in 2016 and the current market conditions, which are reflected in the compensation decisions and outcomes:

Base Salary

In accordance with Mr. Moore’s employment agreement and taking into consideration below market base salary levels for each of our CEO, CFO and COO relative to our peer group, the Compensation Committee approved slight increases to their base salary levels. Although the Compensation Committee recognized market trends and the need to maintain fixed general and administrative, costs in a difficult operating environment for exploration and production and other energy companies, it also determined that ensuring reasonable compensation levels is an important competitive factor that required attention in 2016. As such, each of our CEO, CFO and COO was provided a 5% increase in 2016 as outlined in the “2016 Compensation Decisions – Base Salary” section.

Annual Incentive Award

The Compensation Committee established the 2016 performance measures under our annual incentive award program to continue to emphasize near-term and relative operational performance measures, as well as total stockholder return relative to our peers, and specifically focus on near-term goals related to controlling cash expenses and driving capital investments. Based on the actual results of 2016 performance, the Compensation Committee certified the attainment of the performance measures at an aggregate level of 137% of individual target amounts established by the Compensation Committee (including, as contractual obligations). See “2016 Compensation Decisions – Annual Incentive Awards” for a description of the performance metrics/goals and the relative weightings assigned for purposes of determining the 2016 annual incentive awards for each of our NEOs who were participants, as well as the actual results.

Long-Term Incentive Award

The Compensation Committee granted time-based RSUs to our CEO and certain of our other NEOs for 2016. The Compensation Committee ultimately makes its decision regarding the size of awards granted to the named executive officers at its discretion, although targets have been established in certain employment agreements which aid in guiding those decisions. Generally, the restricted stock awards granted to our named executive officers vest in three substantially equal annual installments over the three-year period commencing on the first anniversary of grant except for the awards granted to our CEO, which vest in three substantially equal annual installments beginning on the date of grant. The Compensation Committee may, however, determine to change the terms, types or mix of equity-based awards in the future, subject to any contractual obligations. See “2016 Compensation Decisions – Long Term Equity-Based Incentive Awards.”

ANNUAL SAY-ON-PAY ADVISORY VOTE AND STOCKHOLDER OUTREACH

The Compensation Committee values the insight it gleans from our stockholder outreach and from our annual say-on-pay advisory vote on executive compensation. In 2016, approximately 92% of the total votes cast were in favor of our say-on-pay proposal. Although this vote demonstrates a strong stockholder approval of our executive compensation programs, the Compensation Committee continues to carefully review our executive pay programs and focus on emphasizing the alignment with long-term stockholder interests and pay for performance in making compensation decisions. Historically, our management has undertaken stockholder engagement efforts to ensure ongoing stockholder support.

During 2016, we continued to engage our stockholders and discuss our executive compensation programs, corporate governance, safety and environmental programs, corporate responsibility and other important issues through investor presentations and earnings and other investor calls. During 2016, we engaged in discussions with stockholders representing over 50% of our outstanding common stock. Our Board and its relevant committees discussed this constructive feedback and it was used as we implemented our compensation programs and addressed our disclosure practices and other governance matters.

II. Executive Compensation Philosophy and Components

PHILOSOPHY AND OBJECTIVES

Our executive compensation philosophy is guided by the following objectives:

Competitive Compensation

The Compensation Committee believes it is imperative to maintain market-competitive compensation programs to attract, retain and motivate executives and our future leaders that are in line with the compensation of similar executive positions at peer companies.

Emphasis on At Risk Compensation, Alignment with Long-Term Stockholder Interest and Pay for Performance

The Compensation Committee is focused on rewarding our executives for the Company’s annual and long-term performance by creating annual incentive cash award programs based on achievement of certain pre-established Company performance factors and targets, and awarding a significant portion of our NEOs compensation in long-term equity awards, making most of our NEOs’ total direct compensation at risk.

By providing a significant portion of compensation in the form of long-term equity incentive awards, such as RSUs, we also closely align the interests of our executives with those of our stockholders.

We believe our executive compensation programs play an important role in helping us achieve our business objectives and effectively reward our executive officers for our Company’s annual and long-term performance and our executives’ contributions to such performance. With respect to annual incentive cash awards, the Compensation Committee has used various metrics tied to our Company’s performance in certain key operational and financial categories as well as measured by total stockholder return in relation to our peers. With respect to long-term equity awards, the Compensation Committee also takes into consideration the individual performance of our executives. As a result, our compensation programs made 90% of our CEO’s compensation at risk and 72% of our other NEOs’ total direct compensation at risk in 2016, while emphasizing “pay for performance” as an important component of our NEOs’ compensation.

As described above, the target total direct compensation of our NEOs is heavily weighted towards variable, at-risk compensation, with the actual amounts realized or realizable at a given time often resulting in different amounts as compared to those reported in the Summary Compensation Table.

The table below shows the difference between our CEO’s 2016 compensation at (a) reported level as shown in the Summary Compensation Table and (b) actual realized value in 2016. The Compensation Committee believes that realized compensation is more representative of compensation actually earned than the compensation reported in the Summary Compensation Table. In 2016, we reported a strong operational performance relative to certain pre-established metrics and achieved either above target or maximum performance levels with respect to key operational, capital efficiency and strategic initiative metrics. However, we performed below the threshold in our total stockholder return category and below the threshold in certain of our capital expenditure category (exploration and production, land and midstream) due to an acceleration of our drilling program later in 2016 as commodity prices strengthened. As a result, the cash awards under our Annual Incentive Plan for 2016 vested at approximately 137% of each participating NEO’s targeted bonus, resulting in the following NEOs receiving the specified annual incentive cash bonuses: Mike Moore $993,089 and Keri Crowell $282,712. Ross Kirtley, our former Chief Operating Officer, and Aaron Gaydosik, our former Chief Financial Officer, did not receive any annual cash incentive bonuses as they were no longer with the Company at the time of the Compensation Committee’s certification of 2016 performance goals under our Annual Incentive Plan. Their compensation for 2016 is described in the Compensation Tables and under the headings “Severance Payments Received by our Former Chief Operating Officer in Connection with Termination in August 2016” and “Termination of Employment Agreement with Our Former Chief Financial Officer,” respectively. In addition, the actual realized value of our RSU awards as of December 31, 2016 was below the CEO’s target grant opportunity, which reinforces the program’s alignment with stockholder interests and Company performance.

III. 2016 Compensation Decisions

The following is a discussion of the Compensation Committee’s process, analysis and specific decisions with respect to the direct and indirect compensation elements provided to our NEOs in 2016. Variances in the amount of direct compensation awarded to the NEOs generally reflect differences in individual responsibility and experience, as well as the compensation levels provided to officers in comparable positions in our 2016 Compensation Peer Group.

COMPENSATION SETTING PROCESS

Each year, the Compensation Committee enters into an extensive process of ensuring proper governance surrounding the establishment of executive compensation programs. The following table provides an overview of this process.

Period	Compensation Decisions
JAN- FEB

•    Consider NEO individual evaluations, the recommendation of the CEO with respect to other NEO compensation, the input provided by compensation consultants, as well as performance against the Company’s performance metrics and each NEO’s performance against his or her individual goals in setting NEO’s total compensation packages.

•    Determine whether annual performance targets for the prior year have been met, resulting in annual incentive awards for prior year performance, individual adjustments to such awards and any adjustments to base salary.

• Grant Long-term equity awards for the current year based on prior year performance.
MAR- MAY	• Set annual performance metrics for the current year under the Annual Incentive Plan. Review compensation risk management disclosure.
• Determine compensation consultant independence.
• File proxy statement.
• Review and discuss succession and workforce planning.
• Consider Company performance relative to annual performance goals.
JUN- SEP	• Hold Annual Meeting (including Director Elections and Annual Say on Pay Vote).
• Conduct stockholder outreach on NEO compensation.
• Administer non-officer LTI grants.
• Consider Company performance relative to annual performance goals.
OCT- DEC	• Conduct compensation risk assessment.
• Review and determine a compensation peer group.
• Consider Company performance relative to annual performance goals.

COMPENSATION PEER GROUP

Gulfport utilizes a peer group of companies, or Compensation Peer Group, to assess and establish both compensation levels for executives as well as program structures in an effort to maintain competitiveness in the market. Due to the Company’s successful execution of its strategic plan and the continued transformation of Gulfport’s financial strength, operational characteristics and geographic positioning in the fourth quarter of 2015, the Compensation Peer Group for 2016 was revised from Gulfport’s 2015 Compensation Peer Group.

2016 Compensation Peer Group

The Compensation Committee reviews data regarding compensation awarded to similarly-situated officers by companies in the Compensation Peer Group to ensure that our NEOs’ base salaries, target annual incentive award opportunities and equity grants are competitive.

The Compensation Peer Group is intended to reflect North American, onshore exploration and production companies that compete with, or could potentially compete with, Gulfport for executive talent. This group was developed taking into consideration peer company metrics such as revenue, assets, market capitalization, enterprise value, total stockholder return and the availability of reported compensation data. The composition of this peer group is reviewed periodically to ensure the appropriateness of the identified peers. For 2016, due to changes to Gulfport’s size and scope and in order for Gulfport to rank at or close to the median of the Compensation Peer Group with respect to key metrics, the Compensation Committee removed nine companies (Abraxas Petroleum, Approach Resources, Athlon Energy, Energy XXI, Goodrich Petroleum, Kodiak Oil & Gas, PetroQuest Energy, Resolute Energy and Rosetta Resources) that had been included in the 2015 Compensation Peer Group, and added five companies.

The 2016 Compensation Peer Group consisted of the following companies:

2016 Compensation Peer Group
Continental Resources, Inc.	*Energen Corp.	*Rice Energy Inc.
SM Energy Company	Halcon Resources Corporation	*PDC Energy, Inc.
Cimarex Energy Co.	Laredo Petroleum, Inc.	*Matador Resources Company
Range Resources Corporation	Carrizo Oil & Gas Inc.	*CONSOL Energy, Inc.
Oasis Petroleum Inc.	*Diamondback Energy, Inc.	*Antero Resources Corporation

  * Added in 2016

The revision of the peer group resulted in relative alignment to the following metrics at the time of establishment: Revenue = 36th percentile; Assets = 45th percentile, Market Cap = 60th percentile and Enterprise Value = 33rd percentile. The average percentile ranking of Gulfport to the peer group was the 44th percentile.

BASE SALARY

The Compensation Committee reviews executive officer base salary levels on an annual basis, typically at the beginning of the year, with a goal of providing market competitive, fixed cash compensation. Base salary is designed to provide basic economic security for our executives and be competitive with salary levels for comparable executive positions outlined at companies in our Compensation Peer Group. The Compensation Committee reviews comparable salary information provided by its independent compensation consultant Longnecker & Associates, or Longnecker, as one factor to be considered in determining the base pay for the named executive officers and aims for base salaries for our executives to be between the 25th and 50th percentiles of our peer groups. The analysis conducted by Longnecker determined that the base salary of each of the CEO, CFO and COO was below the 25th percentile in 2016. Other factors the Compensation Committee considers in determining base pay for each of the named executive officers are: the executive officer’s responsibilities, experience, leadership, potential future contribution and demonstrated individual performance. The relative importance of these factors varies among our executives depending on their positions and the particular operations and functions for which they are responsible. The employment agreements for our CEO, CFO and COO that were in effect during 2016 provide that base salary will be reviewed and may be increased (but not decreased) at any time and from time to time. In 2015, the Compensation Committee entered into an amended and restated employment agreement with the Chief Executive Officer which contains a multi-year base salary adjustment plan to achieve alignment between the 25th and 50th percentiles of the peer group within three years. The Compensation Committee considers all of these factors and ultimately makes a decision regarding any upward adjustments to the base salary of the named executive officers in its discretion.

The Compensation Committee reviewed the base salary of the following named executive officers in February 2016 and awarded increases effective January 1, 2016 or held base salaries flat for 2016. Base salaries adjustments were made in recognition of relative alignment to the peer group, and in keeping with our desire to remain competitive in the marketplace for executives. See also “Executive Compensation — Employment Agreements” for a description of the employment agreement with our CEO and other NEOs.

Named Executive Officer	2015 Base Salary	2016 Base Salary	% Change
Michael Moore, Chief Executive Officer	$460,000	$483,000	5%
Ross Kirtley, Former Chief Operating Officer	$338,000	$354,900	5%
Aaron Gaydosik, Former Chief Financial Officer	$309,000	$324,450	5%
Keri Crowell, Chief Accounting Officer	$250,000	$275,000	10%
Stuart Maier, Vice President of Geosciences	$400,000	$400,000	0%
Steve Baldwin, Vice President of Reservoir Engineering	$200,000	$208,333	4%

ANNUAL INCENTIVE AWARDS

The Compensation Committee has established a performance-based annual incentive program aimed at tying pay to performance for our executives participating in the program. In connection with the program, the Compensation Committee has established targeted annual incentive award levels based on market information supplied by the compensation consultant, as well as a performance metric system. Individual awards may be decreased in the discretion of the Compensation Committee based on overall corporate performance for the year and certain other considerations.

Target Bonus Amounts

After reviewing the 2016 Compensation Peer Group data with our independent compensation consultant, the Compensation Committee set the target bonus percentages and amounts, with a minimum potential payout of 0% and maximum potential payout of 200% of the applicable target bonus amount. Target bonus percentages and dollar amounts for the participating NEOs for 2016 were as follows:

Named Executive Officer*	Target Bonus Percentage	Target Bonus Amount
Michael Moore, Chief Executive Officer	150%	$724,500
Ross Kirtley, Former Chief Operating Officer	75%	$266,175
Aaron Gaydosik, Former Chief Financial Officer	75%	$243,338
Keri Crowell, Chief Accounting Officer	75%	$206,250

*Steve Baldwin and Stuart Maier did not participate in the program in 2016.

2016 Company Performance Measures

In March 2016, in connection with the establishment of the terms of the awards under the Annual Incentive Plan for 2016, the Compensation Committee reviewed potential performance measures, such as operational and financial performance, TSR relative to our peer group, capital efficiency goals and strategic initiatives to be undertaken in 2016, as well as the weightings and goals with respect to those measures, and selected the following performance metrics and weighting in four categories under the Annual Incentive Plan for 2016:

	Weighting	Performance Metric	Why We Use It
Operational Targets	10%	Net Production (Mmcfe)	Benchmarks the efficiency of the CAPEX program (balanced by two metrics below)
	10%	Adjusted EBITDA/Mcfe	Focuses the Company on the margin earned on the production metric above (i.e. not incentivized to grow at any price)
	10%	CAPEX - E&P, Land & Midstream	Provides balance to the net production metric above (i.e. can’t overspend to meet production goal)
Stock Performance	20%	Total Stockholder Return (Percentile)	Ties the short-term incentive program to the relative equity performance of the peer group
Capital Efficiency	20%	Well Cost per Foot	Provides metric for management to drive operational performance down to the field level

	Weighting	Performance Metric	Why We Use It
Strategic Initiatives	30%	Execution Against Strategic Plan	Balances the absolute stock metric goal (short-term in nature) against management’s execution of the long-term plan
		Safety Training Compliance and Subcontractor Management	Balances operational targets with the goal of safety (i.e. no incentive to cut safety corners to save money)
		Environmental Incident Record	Balances operational targets with goal of protecting the environment (i.e., no incentive to cut environmental corners to save money)
		Sarbanes Oxley Compliance	Incentivizes good governance on employee and senior management levels

Annual Incentive Plan Goal Achievement for 2016

The 2016 metrics under the Annual Incentive Plan included threshold, target and maximum goals for each operational performance measure, with a corresponding payout range. Generally, target goals for the operational measures are based on Gulfport’s approved budget and operating plan for the year, and reflect performance improvement relative to 2015 outcomes. Threshold goals reflect the level of performance the Compensation Committee believes must be met before any payout is warranted. The stretch goals challenge management to achieve exceptional performance. The Compensation Committee actively monitors our performance against the established goals, and discusses progress against those goals at each Compensation Committee meeting.

For 2016, the Compensation Committee also set goals and expectations with respect to the strategic initiatives portion under the Annual Incentive Plan for that year, taking into consideration input received from management. These goals are meant to further motivate the NEOs to pursue Gulfport’s long-term strategy and value creation. The Compensation Committee established threshold (50%), target (100%) and stretch (200%) payout ranges for the operational and strategic measurement goals. Because the strategic goals are qualitative in nature, success does not necessarily depend on attaining a particular metric; rather, success may be evaluated based on past norms, expectations and responses to unanticipated obstacles or opportunities.

The 2016 operational metrics, targets and actual performance under the Annual Incentive Plan are set forth below. The Compensation Committee also assessed Gulfport’s performance against the strategic priorities that made up the strategic initiatives portion under the Annual Incentive Plan for 2016.

	Performance Metric	Threshold	Target	Maximum	Actual	Actual as a % of Target
Operational Targets	Net Production (Mmcfe)	660	695	730	719.8	171%
	Adjusted EBITDA/Mcfe	$1.04	$1.26	$1.48	$1.58	200%
	CAPEX - E&P, Land & Midstream	$525	$475.00	$425.00	$549	0%
Stock Performance	Total Shareholder Return (Percentile)	Top 75th percentile	Top 50th percentile	Top 25th percentile	Below threshold	0%
Capital Efficiency	Well Cost per Foot	$1,300	$1,250	$1,200	$1,129	200%

	Performance Metric	Threshold	Target	Maximum	Actual	Actual as a % of Target
Strategic Initiatives	Execution Against Strategic Plan	Committee Assessment				200%
	Safety Training Compliance and Subcontractor Management	Committee Assessment
	Environmental Incident Record	Committee Assessment
	Sarbanes Oxley Compliance	Committee Assessment

The Compensation Committee’s evaluation of the overall performance of Gulfport and the participating NEOs for 2016 resulted in the approval of the following 2016 AIP award payout amount:

Named Executive Officer	Target Bonus Percentage	Target Bonus Amount	Actual Bonus Amount	Actual Bonus as a Percent of Target Bonus
Michael Moore, Chief Executive Officer	150%	$ 724,500	$993,089	137.07%
Ross Kirtley, Former Chief Operating Officer	75%	$ 266,175	—	0.00%
Aaron Gaydosik, Former Chief Financial Officer	75%	$ 243,338	—	0.00%
Keri Crowell, Chief Accounting Officer	75%	$ 206,250	$282,712	137.07%

Messrs. Baldwin and Maier did not participate in the 2016 annual incentive program.

LONG-TERM EQUITY-BASED INCENTIVE AWARDS

Each year we typically grant our NEOs long-term equity-based incentive awards. The Compensation Committee determines the amount of these awards, as well as the mix of equity vehicles. The objectives of our long-term incentive plan are to: (a) attract and retain the services of key employees, qualified independent directors and qualified consultants and independent contractors; (b) create significant alignment between our named executive officers and other key employees, on the one hand, and our stockholders, on the other hand; and (c) encourage a sense of proprietorship in and stimulate the active interest of those persons in our development and financial success. We intend to achieve these objectives by making awards designed to provide our named executive officers and other participants in the plan with a proprietary interest in our growth and performance.

Determining Award Structure

The Compensation Committee chose to maintain the use of time-vested restricted stock unit awards for the 2016 grants because the majority of our competitors have shifted to restricted stock types of awards and away from stock options or stock appreciation right awards. In addition, in the Compensation Committee’s opinion, based in part on the advice of our compensation consultant, restricted stock unit awards provide a more effective retention incentive than stock options or stock appreciation rights.

The Compensation Committee ultimately makes a decision regarding the size of awards granted to the named executive officers at its discretion, taking into consideration the terms of any existing employment agreements.

Generally, the restricted stock unit awards granted to our named executive officers vest in three substantially equal annual installments over the three-year period commencing on the first anniversary of grant except for the awards granted to our Chief Executive Officer, which vest in three substantially equal annual installments beginning on the date of grant. The Compensation Committee may, however, determine to change the terms, types or mix of equity-based awards in the future, subject to the terms of applicable employment agreements.

Setting the Target Award Opportunity

The Compensation Committee reviewed market values with respect to the annual long-term incentive awards granted to similarly situated executives at the Compensation Peer Group companies to assist the Compensation Committee in making these determinations with respect to our CEO, COO and CFO for 2016. With advice from the compensation consultant, the Compensation Committee established a target long-term incentive opportunity, as a percentage of base salary, for each named executive officer, taking into consideration market data obtained from Longnecker, as previously describe, and the terms of the applicable employment agreements, for the CEO, CFO and COO. The Compensation Committee then made annual grants of long-term equity awards, which in 2016 consisted solely of restricted stock unit awards. These equity awards were made after the Compensation Committee had an opportunity to evaluate the Company’s operating results for the prior year and at the same time that the Company was making its major compensation decisions for the current fiscal year.

The Compensation Committee has discretion to determine awards under the Company’s 2013 Restated Stock Incentive Plan. Certain of our named executive officers (Messrs. Moore, Gaydosik and Kirtley) are or during 2016 were parties to employment agreements that establish annual award parameters for equity awards based on a percentage of base compensation. These employment agreement provisions (summarized below) were negotiated by the Compensation Committee with each of the respective executives and the Compensation Committee considers these contractual obligations in determining awards under the Plan. For our named executive officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer also are considered. The Compensation Committee considers the grant date dollar value of the long-term incentive package, the package’s potential dilutive effect on our outstanding shares of common stock and the number of shares available for grant under the Plan in determining the aggregate number of shares to be awarded as individual long-term incentive awards for our executives. The Compensation Committee evaluates stockholder dilution based on equity compensation “burn rates,” which refers to a measure of the speed at which companies use (or burn) shares available for grant in their equity compensation plans compared to the total amount of the Company’s outstanding common stock.

We generally provide, and in 2016 did provide, long-term incentive awards for our CEO, CFO and COO at target levels that approximate an average of the 25th percentile of our 2016 Compensation Peer Group. The Compensation Committee made decisions regarding the target long-term incentive opportunity for each named executive officer with respect to 2017 in February 2017.

Restricted Stock Unit Awards

In February 2016, the Compensation Committee granted restricted stock unit awards that vest ratably in multi-year tranches to deliver a meaningful long-term incentive by benefiting from the vesting of the awards and the increase in the value of our stock price that balances risk and potential reward. These awards are also intended to serve as an effective incentive to remain with the Company and continue such performance.

The number of restricted stock awards granted were determined by dividing the executive’s long-term incentive target opportunity, as displayed below, by our common stock price on the date of grant.

Named Executive Officer	LTI Target as a Percentage of Base	LTI Target GDFV
Michael Moore, Chief Executive Officer	500%	$ 2,415,000
Ross Kirtley, Former Chief Operating Officer	300%	$ 1,064,700
Aaron Gaydosik, Former Chief Financial Officer	300%	$ 973,350

Restricted stock awards are only earned if the individual continues to be employed by us on each applicable vesting date of the award. As a result of Mr. Gaydosik’s resignation as CFO effective January 4, 2017, any awards provided to him in 2016 were forfeited. See “Termination of Employment Agreement with Our Former Chief Financial Officer.” In connection with the termination of Mr. Kirtley’s employment agreement effective August 5, 2016, we entered into a separation and release agreement pursuant to which, among other provisions, certain of Mr. Kirtley’s unvested restricted stock units, including 14,830 of the 52,399 RSUs granted to him in

2016, vested, provided that such 2016 restricted stock units would be settled in four substantially equal annual installments in accordance with the original vesting schedule. For more information, see “Severance Payments Received by our former Chief Operating Officer in Connection with Termination in August 2016.”

The following table provides the total number of restricted stock unit awards provided to each executive in February 2016, based on the 2016 target award opportunity, as part of the annual compensation review process.

Named Executive Officer	2016 LTI Award
Michael Moore, Chief Executive Officer	125,582
Ross Kirtley, Former Chief Operating Officer	52,399	(1)
Aaron Gaydosik, Former Chief Financial Officer	47,903	(1)

(1)	In connection with Mr. Gaydosik’s resignation as our CFO effective January 4, 2017, all of his unvested restricted stock units, including those granted in 2016, were forfeited. See “Termination of Employment Agreement with our Former Chief Financial Officer” below. For a description of treatment of certain of Mr. Kirtley’s unvested restricted stock units, see “Severance Payments Received by our former Chief Operating Officer in Connection with Termination in August 2016.”

In August 2016, the Compensation Committee granted 8,000 restricted stock units to Ms. Crowell. The Compensation Committee did not grant any restricted stock unit awards to Mr. Maier or Mr.  Baldwin in 2016.

TERMINATION AND CHANGE OF CONTROL BENEFITS

Our employment agreement with Mr. Moore provides for specified payments and benefits upon certain termination events, including termination following a change of control. This employment agreement contains termination and change of control provisions that we believe are generally comparable to similar provisions employed by a majority of the companies in our industry Peer Group. The Compensation Committee believes that this agreement will encourage Mr. Moore to remain in our employment in the event of a change of control of the Company and during circumstances which indicate that a change of control might occur. The Compensation Committee believes termination and change of control benefits are important in maintaining strong leadership and in encouraging retention in these situations and encourages our executives to act in the best interests of stockholders without distraction based on uncertainty regarding their employment status. In March 2015, we entered into an employment agreement with each of Mr. Kirtley and Mr. Gaydosik containing, among other things, certain change in control provisions. The employment agreements with Mr. Kirtley and Mr. Gaydosik were terminated in August 2016 and January 2017, respectively. See “Severance Payments Received by Our Former Chief Operating Officer in Connection with Termination in August 2016” and “Termination of Employment Agreement with our Former Chief Financial Officer” below.

On April 28, 2017, we entered into an employment agreement with each of Ms. Crowell, Mr. Maier and Mr. Baldwin, effective as of January 1, 2017, provides for certain change in control benefits, including immediate vesting of each such NEO’s equity awards upon his or her termination on or before the second anniversary of the date of occurrence of a change of control other than for cause. The value of the unvested restricted stock held by Ms. Crowell, Mr. Maier and Mr. Baldwin was $548,228, $144,274 and $72,148, respectively, as of December 31, 2016. See “Change in Control Arrangements with Other Named Executive Officers.” For additional information regarding these employment agreements and termination and change of control provisions, see “Employment Agreements with Our Chief Financial Officer, Senior Vice President of Geosciences and Vice President—Reservoir Engineering.”

PERQUISITES AND OTHER PERSONAL BENEFITS

We provide certain of our named executive officers with a limited number of perquisites or other personal benefits, primarily consisting of life insurance premiums and, in the case of our CEO and our former COO, use of a Company-owned vehicle, that we believe help provide a competitive package of compensation and benefits. The value of these benefits is disclosed in the Summary Compensation Table below.

BROAD-BASED EMPLOYEE BENEFITS

401(k) Plan

We have a broad-based retirement savings plan in which our named executive officers currently participate. The retirement plan is a tax qualified 401(k) plan that covers all eligible employees including the named executive officers. Under the plan, we make a safe harbor contribution equal to 3% of each eligible employee’s gross annual compensation for the prior calendar year. We also have the ability to make an additional, discretionary contribution that is allocated based on each eligible employee’s gross annual compensation for the prior calendar year. Both contributions are or may be made regardless of employee’s deferrals into the plan. In 2016, we made safe harbor and discretionary contributions totaling 3% of eligible compensation for eligible employees, subject to certain limitations provided by our 401(k) plan and Internal Revenue Service regulations. All contributions made by us on behalf of an employee are 100% vested when contributed. For more details regarding our 401(k) plan, see “Benefit Plans — 401(k) Plan” below.

Other Benefits

Our named executive officers are eligible to participate in all of our other employee benefit plans which include medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as all other employees.

IV. 2017 Compensation Program

CHANGES TO THE PEER GROUP FOR 2017

As part of its annual evaluation of our competitive position, the Compensation Committee directed management to coordinate with our compensation consultant to undertake a comprehensive review and analysis of our Compensation Peer Group taking into account announcement of the then-pending acquisition of assets in the SCOOP.

For 2017, the Compensation Committee removed eight companies (Antero Resources Corporation, Continental Resources, Inc., Laredo Petroleum, Diamondback Energy, Inc., PDC Energy, Halcon Resources, Carrizo Oil & Gas, Inc. and Matador Resources Company) that had been included in the 2016 Compensation Peer Group, and added eight companies. In an effort to account for the increased revenue projections of the acquisition, the 2016 Compensation Peer Group was assessed and revised based on a pro-forma revenue projection. The revision of the peer group resulted in relative alignment to the key metrics at the time of establishment as follows: Revenue = 57th percentile and Market Cap = 21st percentile.

The 2017 Compensation Peer Group consists of the following companies:

2017 Compensation Peer Group

CONSOL Energy Inc.	Newfield Exploration Company *	Cabot Oil & Gas Corporation *

Murphy Oil Corporation *	Range Resources Corporation	EP Energy Corporation *

WPX Energy, Inc. *	Cimarex Energy Co.	Oasis Petroleum Inc.

Concho Resources Inc. *	Whiting Petroleum Corporation *	Rice Energy Inc.

QEP Resources, Inc. *	SM Energy Company	Energen Corporation

* Added in 2017

CHANGES TO OUR COMPENSATION PROGRAM FOR 2017

2017 Base Salary

The Compensation Committee engaged Longnecker to review the overall competitiveness of our executive compensation programs for 2017, with continued focus on ensuring the alignment of management compensation with performance and Gulfport’s strategy generally.

In recognition of the terms of Mr. Moore’s employment agreement, his current relative alignment to market competitive levels and his historically low base salary relative to our Compensation Peer Groups, the Compensation Committee determined that a base salary adjustment was necessary. His base salary was increased, per the table below, resulting in relative alignment between the 25th and 50th percentiles of the market, effectively conforming with the terms of his employment agreement.

Ms. Crowell was promoted to CFO, effective January 4, 2017, and her base salary was increased in connection with the promotion.

Named Executive Officer*	2016 Base Salary	2017 Base Salary
Michael Moore, Chief Executive Officer	$ 483,000	$ 700,000
Keri Crowell, Chief Financial Officer	$ 275,000	$ 350,000
Stuart Maier, Vice President of Geosciences	$ 400,000	$ 400,000
Steve Baldwin, Vice President of Reservoir Engineering	$ 208,333	$ 210,000

* Mr. Gaydosik and Mr. Kirtley are not included as they are no longer employed by the Company.

2017 Annual Incentive Bonus Targets

In 2017, the Compensation Committee continued to incentivize the performance of our Chief Executive Officer and other executives through their participation in the Annual Incentive Plan, establishing performance factors and performance targets for 2017. In recognition of the changing market and the need to incentivize executives based on metrics other than solely production and reserves, the Compensation Committee worked with management to identify critical metrics which align with the strategic plan of the Company. Accordingly, the Compensation Committee established metrics based on operational targets, capital efficiency targets and strategic initiative targets. The Compensation Committee also specified the threshold, target and maximum bonus levels as a stated percentage of the target bonus and base salary amounts for our Chief Executive Officer and other executives, and specified the weight attributable to each performance factor for purposes of reaching the performance targets for 2017.

In connection with Mr. Moore’s base salary increase to within market competitive levels, the Compensation Committee adjusted Mr. Moore’s annual bonus target under the Annual Incentive Plan from 150% for 2016 to 100% for 2017. Based on guidance from our compensation consultant, our CFO’s annual bonus target under the Annual Incentive Plan for 2017 was set at 80% of her annual base salary in recognition of her promotion to this position effective January 4, 2017 and the annual incentive bonus target for each of our other NEOs for 2017 was set at 60% of such NEO’s annual base salary. The threshold and maximum opportunities for each NEO under the Annual Incentive Plan were set at 50% and 200%, respectively, of the individual target bonus opportunities established for each such NEO.

2017 Restricted Stock Unit Awards under Employment Agreements

On February 27, 2017, the Compensation Committee approved a grant of 187,768 restricted stock units to our Chief Executive Officer, with a value of 500% of annual base salary, consistent with the terms of Mr. Moore’s employment agreement. The award will vest in three substantially equal annual installments beginning on February 27, 2017. On February 27, 2017, the Compensation Committee also made restricted stock unit awards to certain other executive officers, including Ms. Crowell, Mr. Maier and Mr. Baldwin, in the amounts of 55,000, 32,000 and 15,000 RSUs, respectively, vesting, in each case, in three substantially equal annual installments beginning on August 27, 2017.

V. Compensation Policies and Practices

PROCESS FOR DETERMINING EXECUTIVE COMPENSATION

The Compensation Committee generally reviews and makes its decisions regarding the annual compensation of our NEOs at its regular meetings in February and March. These decisions include certifying annual incentive awards for the prior year’s performance and adjustments to base salary, establishing target incentive opportunities and applicable performance objectives for the current year’s annual incentive awards, and granting long-term equity-based incentive awards for the current year. The Compensation Committee also adjusts compensation as necessary at other times during the year, such as in the case of promotions, other changes in employment status and significant corporate events, as well as for competitive purposes. In making its decisions, the Compensation Committee assesses each NEO’s impact during the year and overall value to Gulfport, specifically considering the NEO’s leadership skills, recommendations from our CEO and the independent compensation consultant, impact on strategic initiatives, performance in the NEO’s primary area of responsibility, the NEO’s role and trajectory in succession planning and development, and other intangible qualities that contribute to corporate and individual success.

Annually, our CEO provides the Compensation Committee with an evaluation of his own performance that is based, in large part, upon the Company performance metrics described above, as well as his leadership roles as a member of the Board and our lead representative to the investment community. The Compensation Committee evaluates our CEO on these and other criteria, and his total compensation package is determined by the Compensation Committee, based on its evaluation and input from the compensation consultant, and reflects his performance, Gulfport’s performance, competitive industry practices and the terms of his employment agreement. Each year, our CEO evaluates each of the other NEOs and makes compensation recommendations to the Compensation Committee. In developing his recommendations, the CEO considers the recommendations of his executive team and input from Longnecker, as well as performance against the Company performance metrics. The compensation consultant reviews and provides comments to the Compensation Committee on our CEO’s recommendations.

Additionally, the following table summarizes the compensation best practices that we follow and the disfavored compensation practices that we avoid:

Compensation Best Practices that We Follow
At Risk Compensation and Alignment with Long-Term Stockholder Interests

A significant portion of our executive pay is at risk and not guaranteed, with a portion of such compensation tied to pre-established Company performance metrics that drive both our short-term and long-term corporate strategy in accordance with our strategic plan. A large portion of our executives’ compensation consists of long-term equity awards, further aligning our executives’ compensation with stockholder interests.

Mitigate Undue Risk	We mitigate undue risk associated with compensation, including using multiple performance targets and robust board and management processes, to avoid unnecessary or excessive risk taking.
Minimal Perquisites	We provide only minimal perquisites to our named executive officers that are not generally available to all other employees.
Regular Review of Share Utilization

We evaluate share utilization by reviewing overhang levels (dilutive impact of equity compensation on our stockholders) and annual burn rates (the aggregate shares awarded as a percentage of total outstanding shares) when determining the number of shares to award.

Clawback Policy	The compensation committee is committed to instituting a clawback policy once the SEC has issued clear guidance on this topic.
Deductibility of Executive Pay	We consider deductibility when structuring executive compensation.

Compensation Best Practices that We Follow
Independent Compensation Consulting Firm

The compensation committee uses an independent compensation consulting firm, Longnecker & Associates, to assist it with evaluation of its executive compensation programs and market practices and preparation of the CD&A, while providing no other services to the Company.

Annual Advisory “Say-on-Pay” Vote	We hold an annual advisory “Say-on-Pay” vote.

Disfavored Compensation Practices that We Do Not Follow

No liberal share counting under our stock incentive plan.

No re-pricing of underwater stock options.
No hedging of Gulfport securities, including publicly traded options, puts, calls and short sales by named executive officers or directors permitted.

No holding of Gulfport securities in a margin account by named executive officers or directors is permitted, nor may they pledge any Gulfport securities except in certain limited circumstances and subject to prior approval by our compliance officer or the compensation committee.

Eliminated discretionary bonuses in our employment agreements with our executive officers, with all executive officers currently eligible only for a performance-based bonus under the Annual Incentive Plan.

Employment agreements entered into do not contain provisions entitling employees to tax gross-up payments.
We do not offer pension or supplemental executive retirement plans to our current executives (except for our broad-based 401(k) plan).

INDEPENDENT COMPENSATION CONSULTANT

The Compensation Committee retained Longnecker as its independent compensation consultant. The Compensation Committee did not engage any other consultants to provide executive compensation consulting services during 2016 or, to date, during 2017.

Longnecker assists the Compensation Committee in developing a competitive total compensation program that is consistent with our philosophy of goal-oriented pay for performance and that allows us to attract, retain and motivate talented executives. For 2016, Longnecker’s services included providing an annual analysis of the compensation of our top executive officers and their counterparts at peer companies. The analysis compares each element of compensation and total direct compensation awarded by Gulfport and by our peers to our respective executive officers. In addition, for 2016, Longnecker helped the Compensation Committee consider the allocation between annual incentive and long-term equity-based compensation and between the types of long-term equity-based incentive awards. Longnecker provides assistance in the design of compensation programs and ongoing support with respect to regulatory and other considerations that affect compensation programs generally, as requested by the Compensation Committee, as well as assistance in preparation of the CD&A.

Longnecker reports exclusively to the Compensation Committee, which has sole authority to retain any compensation consultant. The Compensation Committee reviewed the independence of Longnecker and determined that there were no conflicts of interest as a result of the Compensation Committee’s engagement of Longnecker, based on the following:

•	Longnecker supplies no services to Gulfport other than those as advisor to the Compensation Committee.
•	The fees for service Longnecker was expected to charge Gulfport in 2016 amounted to less than 1% of Longnecker’s annual revenues.

•	It is Longnecker’s policy to maintain up-to-date nondisclosure and trade restriction agreements with its employees to ensure no conflicts of interest exist.
•	Except with respect to the engagement by the Compensation Committee, neither Longnecker nor its principal representatives to Gulfport maintains any business or personal relationship with any Gulfport executive officer or Director.
•	Neither Longnecker nor its principal representatives to Gulfport owns any Gulfport stock.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Section 162(m) of the Code limits the deductibility for federal income tax purposes of executive compensation paid to the Chief Executive Officer and the three other most highly compensated officers (other than the Chief Executive Officer and the Chief Financial Officer) of a public company to $1,000,000 per year, but contains an exception for certain performance-based compensation. Our policy is to periodically review and consider whether particular compensation and incentive payments to our executives will be deductible for federal income tax purposes. We intend, to the extent feasible and when we believe it is in the best interests of the Company and its stockholders, to attempt to qualify executive compensation as tax deductible where it does not adversely affect the development and execution of our compensation plans. However, the Compensation Committee may from time to time approve non-deductible payments in order to maintain flexibility in structuring appropriate compensation programs in the interests of the Company and our stockholders. For example, the Compensation Committee has in the past granted stock options with time-based vesting provisions that would be considered performance based compensation, but in recent years has granted restricted common stock that is subject to time based vesting and does not constitute performance based compensation that will satisfy the exception to the deduction limit.

EFFECT OF OUR COMPENSATION POLICIES AND PRACTICES ON RISK AND RISK MANAGEMENT

The Compensation Committee reviews the risks and rewards associated with our compensation policies and programs. We believe that such policies and programs encourage and reward prudent business judgment and avoid encouraging excessive risk-taking over the long term. With respect to specific elements of compensation:

•	We believe that our programs balance short- and long-term incentives for our executive officers providing for an appropriate mix of fixed, performance-based, discretionary and equity compensation that encourages long-term performance.
•	We believe that annual base salaries for our named executive officers do not encourage excessive risk-taking as they are fixed amounts that are subject to discretionary increases by our Compensation Committee that may be based on, among other factors, annual performance evaluations. We also believe that such annual base salaries are set at reasonable levels, as compared to the base salaries of similarly-situated individuals at our peer group companies, and therefore do not negate the effect of other compensation elements that encourage long-term service, growth and performance that may increase stockholder value.
•	Our annual incentive awards are determined based on Company and individual performance measures, both operational and strategic, which mitigates excessive risk-taking that could produce unsustainable gains in one area of performance at the expense of our overall long-term interests. The Company’s goals are designed to ensure a proper balance between stock performance, operational measures, financial goals and strategic goals. In addition, the Compensation Committee sets performance goals that it believes are reasonable in light of our past performance, then-current business projections and market conditions.
•	The Compensation Committee believes that performance-based cash incentive compensation granted pursuant to the Annual Incentive Plan, with meaningful performance targets, such as those under our Annual Incentive Plan, will further align our executives’ interests with those of our stockholders, will motivate our executives to contribute to the Company’s growth and profitability and will link a larger portion of our executives’ compensation to the performance of the Company. The Compensation Committee has eliminated the use of minimum or discretionary bonus arrangements in all of the Company’s employment agreements in recognition of the Company’s shift to the use of performance-based bonuses.

•	Moreover, our annual incentive awards are subject to maximum payout caps that limit the amount an executive may earn on inputs for certain of the operational measures.
•	Restricted stock unit awards to our named executive officers are subject to time vesting provisions. We award restricted stock unit awards to ensure that our executives have a continuing stake in the long-term success of the Company as the value of the award will depend on the stock price at and after the time of vesting. We believe that our long-term equity awards do not encourage excessive risk taking that may be associated with equity awards that vest based strictly on achieving certain targets. We also believe that our long-term equity awards provide incentive to our named executive officers to reasonably encourage growth and financial performance that may increase stockholder value, as well as long-term service, and serve to align the interests of our executives with those of our stockholders.

Based on the foregoing, the Compensation Committee believes that the Company does not utilize compensation policies and programs creating risks that are reasonably likely to have a material adverse impact on the Company.

CLAWBACK PROVISIONS

Other than legal requirements under the Sarbanes-Oxley Act of 2002, or the SOX Act, we have not adopted express “clawback” provisions with respect to compensation elements with would allow us to recoup paid compensation from designated officers in the event of a financial restatement. Under the SOX Act, our Chief Executive Officer and Chief Financial Officer may be subject to clawbacks in the event of a restatement. The Compensation Committee has deferred taking action on clawbacks until such time as the proposed regulations published by the SEC in July 2015 pursuant to Section 954 of the Dodd-Frank Wall Street Report and Consumer Protection Act are finalized to ensure that our policy will comply with the final regulations. Under our 2013 Restated Stock Incentive Plan, unless an award certificate provides otherwise, the plan administrator may cancel, rescind, suspend, withhold or otherwise restrict any unexpired, unpaid or deferred award of the participant at any time in the event of certain activities, including violations of material Company policies, termination of employment for cause or conduct that is detrimental to our business or reputation. Further, under the terms of our employment agreements entered into by us in April 2017, effective as of January 1, 2017, with each of Ms. Crowell, Mr. Maier and Mr. Baldwin and our other executive officers, any equity awards granted to such executive, any proceeds of any equity awards that previously have been sold, transferred or otherwise disposed of, and any incentive bonus award will be subject to clawback by us, now or in the future, under the Dodd Frank Act and the Sarbanes-Oxley Act of 2002, each as amended, and rules, regulations and binding, published guidance thereunder.

ANTI-HEDGING AND PLEDGING POLICIES

We have a policy prohibiting directors, executive officers and certain other designated employees from speculative trading in our securities, including hedging transactions, short selling, and trading in put options, call options, swaps or collars, or holding our securities in margin accounts. We also have a policy prohibiting directors, executive officers and certain other designated employees from pledging Gulfport securities, except in certain limited circumstances and subject to prior approval by our compliance officer or the Compensation Committee. To our knowledge, all such individuals are in compliance with these policies. Our policy is to also strongly encourage all other employees from engaging in hedging and pledging activities in our stock and any such transactions require notice and pre-approval, and will only be considered with a valid justification.

ACCOUNTING IMPLICATIONS OF EXECUTIVE COMPENSATION POLICY

We are required to recognize compensation expense of all stock-based awards pursuant to the provisions of FASB ASC Topic 718, “Compensation-Stock Compensation.” Under U.S. generally accepted accounting principles, or GAAP, only vested shares are included in basic shares outstanding. Also, under GAAP, non-vested shares are included in diluted shares outstanding when the effect is dilutive.

THE ROLE OF STOCKHOLDERS’ SAY-ON-PAY

We provide our stockholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”) in accordance with the Dodd-Frank Act. At our 2016 annual meetings of stockholders, our stockholders expressed strong support for the compensation of our named executive officers, with approximately 92% of the votes cast for approval of the “say-on-pay” advisory vote. The Compensation Committee carefully considers the level of voting support from our stockholders on the say-on-pay advisory vote.

Although the Compensation Committee believes that 2016 results of the “say-on-pay” advisory votes affirmed our stockholders’ support of our executive compensation policies and practices, the Compensation Committee carefully examined our compensation practices in response to the 2016 stockholder vote.

The Compensation Committee evaluated the 2016 packages for our Chief Executive Officer and our other named executive officers and determined that, with respect to our Chief Executive Officer, approximately 70% of 2016 compensation was paid through equity awards and 20% in annual performance bonus, providing direct alignment with returns to stockholders and incentive to drive long-term business success. Although the performance targets for 2016 were achieved for most of key metrics at targeted or maximum levels, the TSR and certain capital expenditure goals were achieved at below-target levels, resulting in a payout under the Annual Incentive Plan for 2016 at approximately 137% of the target annual incentive bonus for each participating NEO.

In setting compensation packages for 2017, the Compensation Committee again emphasized long-term equity awards and annual performance bonuses under the previously implemented Annual Incentive Plan to more closely align our senior executives’ interests with those of our stockholders and to continue to link a larger portion of such executives’ compensation to the performance of our stock and our operational performance. The Compensation Committee also believes that it set meaningful performance targets for 2017 under the Annual Incentive Plan. Further, in 2014, the Compensation Committee eliminated, and since that time has not used and does not intend to use, minimum discretionary cash bonus arrangements for our Chief Executive Officer, COO and CFO serving in those capacities at that time, and effective January 1, 2017, it eliminated the use of discretionary bonuses for all of our executive officers, including NEOs, in recognition of the Company’s focus on the use of performance-based bonuses. The Compensation Committee believes that our shift to linking a larger portion of such executive officers’ compensation to long-term equity incentive awards and our shift away from discretionary cash bonuses to performance-based bonus arrangements for such executive officers appropriately align with the long-term interests of the Company and its stockholders and are consistent with market practices. The Compensation Committee also believes that our current compensation policies and practices enhance retention of executive talent through multi-year vesting of stock awards and do not encourage unnecessary and excessive risk taking. The Compensation Committee further believes that our other compensation policies and practices, such as our policy prohibiting pledging (except in certain limited circumstances and subject to prior approval by our compliance officer or the Compensation Committee) or hedging of our stock by our executive officers and directors, as well as the lack of significant prerequisites and absence of pension or supplemental retirement benefits, aside from those afforded under our broad-based 401(k) plan, for our executive officers are consistent with prudent compensation philosophy and the interests of our stockholders. The Compensation Committee will continue to consider the outcome of our stockholders’ future “say-on-pay” votes when making compensation decisions for our named executive officers.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the Compensation Committee:

Scott E. Streller, Chairman

David L. Houston

Craig Groeschel

C. Doug Johnson

Dated: May 1, 2017

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No current member of our Compensation Committee has ever been an officer or employee of ours. None of our executive officers serves, or has served during the past fiscal year, as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

Compensation Tables

2016, 2015 and 2014 SUMMARY COMPENSATION TABLE

The following table provides information concerning compensation of our principal executive officer, principal financial officer and our next three most highly paid executive officers for the fiscal years ended December 31, 2016, December 31, 2015 and December 31, 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael G. Moore(4)	2016	$483,000	$—	$3,450,003(5)	$993,089	$45,307	$4,971,399
Chief Executive Officer and President	2015	$460,000	$—	$2,299,989(6)	$690,000	$42,505	$3,492,494
	2014	$400,000	$300,000(7)	$2,946,800(8)	$1,102,000	$30,234	$4,779,034

Aaron Gaydosik(9)	2016	$324,450	$—	$1,320,964(10)	$—	$20,919	$1,666,333
Chief Financial Officer	2015	$309,000	$—	$1,099,943(11)	$231,750	$23,876	$1,664,569
	2014	$118,269	$150,000(12)	$—	$160,708	$1,153	$430,130

Ross Kirtley(13)	2016	$213,870	$—	$1,444,946(14)	$—	$51,523	$1,710,339
Chief Operating Officer	2015	$338,000	$—	$1,014,021(15)	$253,500	$31,523	$1,637,044
	2014	$325,000	$—	$—	$447,688	$26,390	$799,078

Keri Crowell(16) Chief Accounting Officer	2016	$275,000	$75,000(17)	$223,120(18)	$282,712	$21,637	$877,469
	2015	$250,000	$150,000	$530,560(19)	$—	$22,254	$952,814

Stuart A. Maier	2016	$400,000	$225,000	$—	$—	$21,781	$646,781
Vice President of Geosciences	2015	$400,000	$200,000	$331,600(20)	$—	$23,159	$954,759
	2014	$400,000	$150,000	$—	$—	$21,193	$571,193

Steve Baldwin	2016	$208,333	$130,000	$—	$—	$21,219	$359,552
Vice President of Reservoir Engineering	2015	$200,000	$125,000	$165,800(21)	$—	$20,346	$511,146
	2014	$200,000	$125,000	$—	$—	$24,009	$349,009

(1)	The amount reported in the Stock Awards column reflects the fair value of the applicable restricted common stock award or restricted stock unit award on the award date. The amount was calculated using certain assumptions, as set forth in Note 8 to our consolidated financial statements for the fiscal year ended December 31, 2016 under the heading “Stock-Based Compensation,” included in our Annual Report on Form 10-K, filed with the SEC on February 14, 2017.
(2)	The amounts shown reflect performance-based annual incentive bonuses granted under the 2014 Executive Annual Incentive Compensation Plan. With respect to the 2016 amounts, the compensation committee certified the attainment of the related performance goals on February 27, 2017, and the Company paid these performance-based annual incentive bonuses on March 2, 2017. With respect to the 2015 amounts, the compensation committee certified the attainment of the related performance goals on March 10, 2016, and the Company paid these performance-based annual incentive bonuses on March 11, 2016. With respect to the 2014 amounts, the compensation committee certified the attainment of the related performance goals on February 24, 2015, and the Company paid these performance-based annual incentive bonuses on February 27, 2015.
(3)

The amounts for Mr. Moore for 2016, 2015 and 2014 represent our 401(k) plan contributions of $20,295, $19,890 and $19,539, respectively, $23,990, $22,615 and $2,995, respectively, attributable to use of a Company owned vehicle, and $1,022, $0 and $7,700 attributable to Company sponsored sporting tickets in 2016, 2015 and 2014, respectively. Amounts for Mr. Gaydosik in 2016, 2015 and 2014 represent $20,295, $19,890 and $0, respectively, in contributions to our 401(k) plan, $304, $3,666 and $1,100, respectively, attributable to Company sponsored sporting tickets and $320, $320 and $53, respectively, attributable to a Company sponsored health club membership. Amounts for Mr. Kirtley in

2016, 2015 and 2014 represent $20,295, $19,890 and $19,539, respectively, in contributions to our 401(k) plan, $0, $1,022 and $2,200, respectively, attributable to Company sponsored sporting tickets, $0, $320 and $320, respectively, attributable to a Company sponsored health club membership and $31,228, $10,291 and $4,331, respectively, attributable to use of a Company owned vehicle. Amounts for Ms. Crowell for 2016 and 2015 include our 401(k) plan contributions of $20,295 and $19,890, respectively, $320 and $320, respectively, attributable to a Company sponsored health club membership and $1,022 and $2,044, respectively, attributable to Company sponsored sporting tickets. Amounts for Mr. Maier in 2016, 2015 and 2014 include contributions to our 401(k) plan of $20,295, $19,890 and $19,539, respectively, $0, $0 and $554, respectively, attributable to a Company sponsored health club membership and $1,486, $3,269 and $1,100, respectively, attributable to Company sponsored sporting tickets. Amounts for Mr. Baldwin for 2016, 2015 and 2014 include our 401(k) plan contributions of $20,295, $19,890 and $19,539, respectively, $320, $320 and $320, respectively, attributable to a Company sponsored health club membership and $604, $136 and $4,150, respectively, attributable to Company sponsored sporting tickets.
(4)	Effective April 22, 2014, Mr. Moore became our Chief Executive Officer and has continued to serve as our President. He also continued to serve as our Chief Financial Officer until the appointment of Mr. Gaydosik as our then Chief Financial Officer effective August 11, 2014.
(5)	Mr. Moore’s award of 40,367 restricted stock units was granted on March 10, 2016 and vests in four approximately equal annual installments, of which 10,092 have vested and the remaining 30,275 restricted stock units will vest in three equal annual installments beginning March 10, 2018. Mr. Moore’s award of 85,215 restricted stock units was granted on March 31, 2016 and vests in three approximately equal annual installments, of which 56,810 restricted stock units have vested and the remaining 28,405 restricted stock units will vest in on March 31, 2018.
(6)	Mr. Moore’s award of 52,225 shares of our restricted common stock was granted on February 24, 2015 and vested in three approximately annual installments.
(7)	On April 1, 2014, the compensation committee awarded Mr. Moore an additional cash bonus of $300,000 attributable to his performance in 2013.
(8)	Mr. Moore’s restricted common stock award of 40,000 shares of our restricted common stock granted in connection with his appointment as our new Chief Executive Officer on April 30, 2014 vested in three approximately equal annual installments.
(9)	Mr. Gaydosik served as our Chief Financial Officer from August 11, 2014 to January 4, 2017.
(10)	Mr. Gaydosik’s award of 13,558 restricted stock units was granted on March 10, 2016 and was to vest in four approximately equal annual installments, however, all of these restricted stock units were forfeited upon his resignation. Mr. Gaydosik’s award of 34,345 shares of restricted stock units was granted on March 31, 2016 and was to vest in three approximately equal annual installments, however, all of these restricted stock units were forfeited upon his resignation.
(11)	Mr. Gaydosik’s award of 21,049 shares of our restricted common stock was granted on February 24, 2015 and was to vest in three approximately equal annual installments, of which 7,016 shares vested on March 1, 2016 and the remaining 14,033 shares were forfeited upon his resignation. In addition, Mr. Gaydosik was entitled to receive shares of our restricted common stock valued at $225,000 as of the close of trading on August 11, 2014, the date his employment began, which equaled 3,927 shares, as part of his one-time sign-on bonus in connection with his appointment as our Chief Financial Officer. This restricted common stock award was granted on February 24, 2015. The grant date fair value of these shares of restricted common stock was $172,945.
(12)	Mr. Gaydosik received $150,000 as part of his one-time sign-on bonus in connection with his appointment as our Chief Financial Officer effective August 11, 2014.
(13)	Mr. Kirtley served as our Chief Operating Officer effective April 22, 2014 through August 5, 2017.
(14)	Mr. Kirtley’s award of 14,830 restricted stock units was granted on March 10, 2016 and was to vest in four approximately equal annual installments beginning in March 2012. All of these restricted stock units became vested upon the termination of his employment in August 2016, however, the shares of common stock underlying this award will be issued based on the original vesting schedule. Mr. Kirtley’s award of 37,569 restricted stock units was granted on March 31, 2016 and would have vested in three approximately equal annual installments beginning in March 2017. All of these restricted stock units were forfeited upon the termination of his employment on August 5, 2017.
(15)	Mr. Kirtley’s award of 23,025 shares of our restricted common stock was granted on February 24, 2015 and vested in three approximately equal annual installments, of which 7,675 shares vested on March 1, 2016 and the remaining 15,350 shares were forfeited upon the termination of his employment on August 5, 2017.
(16)	Ms. Crowell was appointed as our Chief Accounting Officer effective September 10, 2015.
(17)	During 2016, after a lengthy evaluation process, the Company made the decision to convert to a more fully integrated financial reporting system. As a result, the Company appointed an internal team to coordinate the 18 month conversion process. To incentivize that group to meet implementation deadlines, goals were established with incentives provided for achieving each incremental goal. In November 2016, Ms. Crowell was awarded a bonus of $75,000 for achieving her goals to date on this project.

(18)	Ms. Crowell’s award of 8,000 restricted stock units was granted on August 2, 2016 and vests in four approximately equal annual installments beginning on August 15, 2017.
(19)	Ms. Crowell’s award of 16,000 restricted stock units was granted on August 7, 2015 and vests in three approximately equal installments, of which 5,333 shares vested on August 15, 2016 and the remaining 10,667 will vest in two approximately equal annual installments beginning August 15, 2017.
(20)	Mr. Maier’s award of 10,000 restricted stock units was granted on August 7, 2015 and vests in three approximately equal annual installments, of which 3,333 vested on August 15, 2016 and the remaining 6,667 will vest in two approximately equal annual installments beginning August 15, 2017.
(21)	Mr. Baldwin’s award of 5,000 restricted stock units was granted on August 7, 2015 and vests in three approximately equal annual installments, of which 1,666 shares vested on August 15, 2016 and the remaining 3,334 vest in two approximately equal annual installments beginning on August 15, 2017.

2016 GRANTS OF PLAN-BASED AWARDS

The following table provides information concerning each grant of an award made to our principal executive officer, our principal financial officer and our next three most highly paid executive officers in the fiscal year ended December 31, 2016 under any Company plan.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Michael G. Moore	3/31/2016	362,250	724,500	1,449,000	85,215	(2)	—	—	$2,414,993
Chief Executive Officer and	3/10/2016				40,367	(3)	—	—	$1,035,010
President

Keri Crowell	8/2/2016	103,125	206,250	412,500	8,000	(4)	—	—	$223,120
Chief Accounting Officer

Aaron Gaydosik	3/31/2016	121,669	243,338	486,675	34,345	(5)	—	—	$973,337
Chief Financial Officer	3/10/2016				13,558	(6)	—	—	$347,627

Ross Kirtley	3/31/2016	133,088	266,175	532,350	37,569	(7)	—	—	$1,064,705
Chief Operating Officer	3/10/2016				14,830	(8)	—	—	$380,241

(1)	Reflects performance-based annual incentive bonuses granted under the 2014 Executive Annual Incentive Compensation Plan.
(2)	Reflects Mr. Moore’s award of 85,215 restricted stock units granted on March 31, 2016 which vest in three approximately equal annual installments, of which 28,405 shares have vested on March 31, 2016, 28,405 shares have vested on March 31, 2017, and the remaining 28,405 shares will vest on March 31, 2018.
(3)	Reflects Mr. Moore’s award of 40,367 restricted stock units granted on March 10, 2016 which vest in four approximately equal annual installments, of which 10,092 shares have vested on March 10, 2017 and the remaining 30,275 shares will vest in three approximately equal annual installments beginning on March 10, 2018.
(4)	Reflects Ms. Crowell’s award of 8,000 restricted stock units granted on August 2, 2016 which vest in four approximately equal annual installments beginning on August 15, 2017.
(5)	Mr. Gaydosik’s award of 34,345 restricted stock units was granted on March 31, 2016 and was to vest in three approximately equal annual installments beginning on March 31, 2017. All unvested equity awards granted to Mr. Gaydosik were forfeited upon his resignation on January 4, 2017.
(6)	Mr. Gaydosik’s award of 13,558 restricted stock units was granted on March 10, 2016 and was to vest in four approximately equal annual installments beginning on March 10, 2017. All unvested awards granted to Mr. Gaydosik were forfeited upon his resignation on January 4, 2017.
(7)	Mr. Kirtley’s award of 37,569 restricted stock units was granted on March 31, 2016 and such restricted stock units were to vest in three approximately equal annual installments beginning on March 31, 2017. Pursuant to the Kirtley Separation Agreement, such award was forfeited.

(8)	Mr. Kirtley’s award of 14,830 restricted stock units was granted on March 10, 2016 and was to vest in four approximately equal annual installments beginning on March 10, 2017. Pursuant to the Kirtley Separation Agreement, such restricted stock units became vested will be settled in four substantially equal annual installments, of which, 3,708 have settled on March 10, 2017 and 11,122 will settle beginning on March 10, 2018 in accordance with the original vesting schedule.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END

The following table provides information concerning equity awards outstanding for our principal executive officer, our principal financial officer and our next three most highly paid executive officers at December 31, 2016.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Michael G. Moore	—	—	$ —	—	114,586(2)	$2,479,641
Keri Crowell	—	—	$ —	—	25,334(3)	$548,228
Stuart A. Maier	—	—	$ —	—	6,667(4)	$144,274
Steve Baldwin	—	—	$ —	—	3,334(5)	$72,148
Aaron Gaydosik	—	—	$ —	—	61,937(6)	$1,340,317
Ross Kirtley	—	—	$ —	—	14,830(7)	$320,921

(1)	Market value of shares or units that have not vested is based on the closing price of $21.64 per share of our common stock on the NASDAQ Global Select Market on December 30, 2016, the last trading day of 2016.
(2)	Of these securities, (i) 17,409 restricted stock units vested on March 1, 2017, (ii) 10,092 vested on March 10, 2017, (iii) 28,405 vested on March 31, 2017, (iv) 30,275 restricted stock units will vest in three approximately equal annual installments beginning on March 10, 2018 and (v) 28,405 will vest on March 31, 2018.
(3)	Of these securities, (i) 5,333 restricted stock units will vest on August 15, 2017, (ii) 6,667 unvested shares of restricted stock will vest on December 1, 2017, (iii) 5,334 restricted stock units will vest on August 15, 2018 and (iv) 8,000 restricted stock units will vest in four equal annual installments beginning on August 15, 2017.
(4)	These unvested restricted stock units vest in two approximately equal annual installments beginning on August 15, 2017.
(5)	These unvested restricted stock units vest in two approximately equal annual installments beginning on August 15, 2017.
(6)	All unvested awards granted to Mr. Gaydosik under the Company’s 2014 Executive Annual Incentive Compensation Plan forfeited upon his resignation on January 4, 2017.
(7)	Pursuant to the Kirtley Separation Agreement, 37,569 of unvested restricted stock units granted in 2016 were forfeited during 2016. Mr. Kirtley’s award of 14,830 restricted stock units was granted on March 10, 2016 and such restricted stock units were to vest in four approximately equal annual installments beginning on March 10, 2017. Pursuant to the Kirtley Separation Agreement, such award became vested, provided that such restricted stock units will be settled in four substantially equal annual installments, of which, 3,708 settled on March 10, 2017 and 11,122 will settle beginning on March 10, 2018 in accordance with the original vesting schedule.

2016 OPTION EXERCISES AND STOCK VESTED

The following table provides certain information for the named executive officers on stock option exercises during 2016, including the number of shares acquired upon exercise and the value realized, and the number of shares acquired upon the vesting of restricted common stock awards and restricted stock unit awards.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Michael G. Moore	—	—	59,147	$1,632,016
Keri Crowell	—	—	10,666	$284,516
Stuart A. Maier	—	—	3,333	$89,691
Steve Baldwin	—	—	1,666	$44,832
Aaron Gaydosik	—	—	8,979	$225,111
Ross Kirtley	—	—	10,675	$256,661

(1)	Value realized on vesting is based on the vesting date closing price per share of our common stock on The NASDAQ Global Select Market.

2016 DIRECTOR COMPENSATION

The following table contains information with respect to 2016 compensation of our non-employee directors who served in such capacity during 2016. Employee directors do not receive compensation for serving as directors of the Company.

Name	Fees Earned or Paid in Cash (1)($)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Donald L. Dillingham*	$30,917	$—	—	$30,917
Craig Groeschel	$77,750	$125,007	—	$202,757
David L. Houston	$178,394	$125,007	—	$303,401
C. Doug Johnson	$81,750	$125,007	—	$206,757
Ben T. Morris	$78,000	$125,007	—	$203,007
Scott E. Streller	$97,500	$125,007	—	$222,507

*	Mr. Dillingham did not stand for re-election at our 2016 Annual Meeting of Stockholders. He served as a director and as a member of the audit committee and the nominating and corporate governance committee of our board of directors, and received compensation for such services, during 2016 until the date of our 2016 Annual Meeting of Stockholders.
(1)	For additional information regarding the fees earned or paid in cash to our non-employee directors in 2016, please see “Board of Directors Information—How are directors compensated?—Equity Compensation.”
(2)	The amounts shown reflect the grant date fair value of restricted common stock awards granted, determined in accordance with FASB ASC Topic 718. See Note 8, “Stock-Based Compensation,” to our consolidated financial statements for the fiscal year ended December 31, 2016, included in our Annual Report on Form 10-K, filed with the SEC on February 14, 2017, regarding assumptions underlying valuations of equity awards for 2016. There were 3,824 unvested restricted stock units at the end of 2016 for Messrs. Groeschel, Houston, Johnson, Morris and Streller, respectively.

Benefit Plans

401(k) Plan

We maintain a retirement savings plan, or a 401(k) Plan, for the benefit of our eligible employees who have attained the age of 18. Currently, employees may elect to defer their compensation up to the statutorily prescribed limit. During the following year, we make a safe harbor contribution equal to 3% of each eligible employee’s eligible annual compensation for the prior calendar year. We also have the ability to make an additional, discretionary contribution based on each eligible employee’s eligible annual compensation for the prior calendar year. Both contributions are made, regardless of employee’s deferrals into the plan. In 2015, we made safe harbor and discretionary contributions totaling 3% of eligible compensation for eligible employees, subject to certain limitations provided by our 401(k) plan and Internal Revenue Service regulations. All contributions made by us on behalf of an employee are 100% vested when contributed. The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As such, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan, and all contributions are deductible by us when made.

2013 Restated Stock Incentive Plan

Our 2013 Restated Stock Incentive Plan, which amended and restated our Amended and Restated 2005 Stock Incentive Plan, was adopted to enable us, and any of our affiliates, to attract and retain the services of the types of employees, consultants and directors who will contribute to our long range success and to provide incentives which are linked directly to increases in share value which will inure to the benefit of our stockholders. The plan provides a means by which eligible recipients of awards may be given an opportunity to benefit from increases in value of our common stock through the granting of incentive stock options, nonstatutory stock options, restricted awards (restricted stock and restricted stock units), performance awards and stock appreciation rights. Our compensation committee serves as the plan administrator.

Eligible award recipients are employees, consultants and directors of ours and any present or future parent or subsidiary of ours. Incentive stock options may be granted only to our employees. Awards other than incentive stock options may be granted to employees, consultants and directors. The shares that may be issued pursuant to awards consist of our authorized but unissued common stock, and the maximum aggregate amount of such common stock which may be issued upon exercise of all awards in the plan, including incentive stock options, may not exceed 7,500,000 shares, subject to adjustment to reflect certain corporate transactions or changes in our capital structure. For a description of the awards granted under the plan to our named executive officers, see “Compensation Discussion and Analysis—Compensation Decisions for Executive Compensation Components—Long-Term Equity Incentive Awards—Restricted Stock Awards” above. On April 1, 2016, an aggregate of 2,424,847 shares of restricted common stock and restricted stock units had been granted under this plan. There were 3,192,202 shares available for future grants under this plan as of April 1, 2016.

In the event of a transaction involving a change in control (as defined in the plan) of the Company, a dissolution or liquidation of the Company, an exchange of shares or any corporate separation or division, including, but not limited to, a split-up, a split-off or a spin-off, or a sale, in one transaction or a series of related transactions, of all or substantially all of our assets or a merger, consolidation, or reverse merger in which we are not the surviving entity, then all outstanding stock awards under our 2013 Restated Stock Incentive Plan may, in the sole discretion of the plan administrator, be assumed, continued, or substituted for by any surviving or acquiring entity (or its parent company), or may be cancelled either with or without consideration for the vested portion of the awards. In the event an option award would be cancelled without consideration paid to the extent vested, the option award recipient may exercise the option award in full or in part for a period of ten days. The plan administrator may also exercise its discretionary authority to accelerate the vesting of an award under our 2013 Restated Stock Incentive Plan in the event of a change in control.

2014 Executive Annual Incentive Compensation Plan

The 2014 Annual Incentive Compensation Plan, or Annual Incentive Plan, was approved by our board of directors on April 1, 2014 and by our stockholders at the 2014 Annual Meeting on June 11, 2014. Our executive officers and selected employees and those of our subsidiaries are eligible to receive awards under the Annual Incentive Plan. The Annual Incentive Plan provides for awards of incentive compensation that are contingent on the attainment of specific performance targets. Under the Annual Incentive Plan, the compensation committee, as the plan administrator, establishes the performance targets for each award and the performance period during which the performance is to be measured, which will generally be our fiscal year. Performance targets may include a minimum level of performance below which no payment will be made, levels of performance at which specified percentages of the award will be paid, and a maximum level of performance above which no additional award will be paid. The plan administrator must adopt the performance targets and criteria for awards granted to executive officers subject to the limits of Section 162(m) of the Code, whom we refer to as Covered Employees, no later than the earlier of:

•	90 days after the beginning of the performance period, or

•	the time when 25% of the performance period has elapsed.

In addition, award amounts to be paid to any Covered Employee for any one year may not exceed the lesser of: (i) 300% of base salary at the time the award is established, or (ii) $6.0 million. Individual awards may be subject to lesser limits as specified in the discretion of the compensation committee.

Performance targets for each award will be based on pre-established performance factors, which may include any or all of the following, individually or in combination:

•	revenue;

•	net sales;

•	operating income;

•	earnings before all or any of interest, taxes, depreciation and/or amortization (“EBIT,” “EBITA” or “EBITDA”);

•	growth of oil and natural gas production;

•	growth of estimated or proved reserves;

•	capital efficiency based on revenue per barrel of oil equivalent (“BOE”) produced;

•	lease operating expenses;

•	general and administrative expenses;

•	net cash provided by operating activities or other cash flow measurements;

•	working capital and components thereof;

•	return on equity or average stockholders’ equity;

•	return on assets;

•	market share;

•	net or gross sales measured by product line, territory, one or more customers, or other category;

•	stock price;

•	earnings per share;

•	earnings from continuing operations;

•	net worth;

•	credit rating;

•	levels of expense, cost or liability by category, operating unit, or any other delineation; or

•	any increase or decrease of one or more of the foregoing over a specified period.

These performance factors may relate to the performance of the Company or the performance of a business unit, product line, territory or any combination of these. Performance targets for employees who are not executive officers may also be based on other additional objective or subjective performance criteria established by the plan administrator.

The plan administrator may at any time establish additional conditions and terms of payment of awards, including additional financial, strategic or individual goals, which may be objective or subjective. The plan administrator may exercise negative discretion to reduce the amount of an award, but may not adjust upwards the amount payable pursuant to any award to a Covered Employee, nor may it waive the achievement of the performance target requirement for any Covered Employee, except in the case of the death or disability of the participant or a change in control of the Company.

Unless the plan administrator provides otherwise, a participant must be employed by us on the date that awards are paid to receive an award payment, except in the case of death or disability. If a participant dies or becomes disabled during a performance period, the participant (or the participant’s beneficiary) will receive a pro-rated award payment at the same time all other awards are paid for the performance period. In the event of a change in control, each named executive officer will be paid the target award amount (mid-point of any specified range of potential award payment amount) based on the assumption that the performance target was attained at the target level (mid-point of any specified range of performance targets) for the entire performance period. The target award amount will be paid within ten (10) days following the consummation of the change in control transaction.

Before payment of any award to a Covered Employee, our compensation committee must certify in writing that the performance target requirement for such award was met.

The plan administrator may at any time amend the Annual Incentive Plan, subject to approval by our stockholders to the extent stockholder approval is necessary to continue to qualify as “performance-based compensation” under Section 162(m) of the Code. The plan administrator may at any time terminate the Annual Incentive Plan in whole or in part.

Our board of directors has delegated its authority to administer the Annual Incentive Plan to the compensation committee, to whom we refer as the plan administrator. The compensation committee is expected to consist solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. The plan administrator has the authority to administer the Annual Incentive Plan and to exercise all the powers and authorities either specifically granted to it under the Annual Incentive Plan or necessary or advisable in the administration of the Annual Incentive Plan, including (but not limited to) the following:

•	to interpret the Annual Incentive Plan and any award;

•	to prescribe rules relating to the Annual Incentive Plan;

•	to determine the persons to receive awards;

•	to determine the terms, conditions, restrictions and performance criteria, including performance factors and performance targets, relating to any award;

•	to accelerate an award that is designed not to be deferred compensation subject to Code Section 409A (after the attainment of the applicable performance target or targets);

•	to adjust performance targets in recognition of specified events such as unusual or non-recurring events affecting us or our financial statements, including certain asset dispositions, cessation of operations resulting from a natural disaster, or in response to changes in applicable laws, regulations, or accounting principles as specified in the Annual Incentive Plan or in the performance targets established for any performance period;

•	to waive restrictive conditions for an award (but not performance targets); and

•	to make any other determinations that may be necessary or advisable for administration of the Annual Incentive Plan.

Federal Income Tax Consequences of the Annual Incentive Plan.

Under federal income tax laws currently in effect:

Participants in the Annual Incentive Plan will recognize in the year of payment ordinary income equal to the award amount, which is subject to applicable income and employment tax withholding by us (including the additional tax of 0.9% imposed on wages in excess of $200,000 under Section 3101(b)(2) of the Code). Under current regulations and guidance, we expect that awards under the Annual Incentive Plan will not be subject to Section 409A of the Code, which imposes restrictions on nonqualified deferred compensation arrangements and penalizes participants for violating these restrictions.

Section 162(m) of the Code imposes a $1.0 million annual limit on the amount of compensation that we may deduct for federal income tax purposes with respect to our chief executive officer and each of our three highest compensated officers (other than our chief executive officer and our chief financial officer), subject to certain exceptions. The Annual Incentive Plan is intended to qualify for the exception under Section 162(m) for “performance-based compensation.” We expect that we will be entitled to a tax deduction in connection with the payment of each award under the Annual Incentive Plan in an amount equal to the ordinary income realized by the participant without regard to the $1.0 million annual deduction limitation under Section 162(m) of the Code, if certain requirements of Section 162(m) are satisfied. However, the plan administrator may award compensation that is or may become non-deductible, and expects to consider whether it believes such grants are in the best interest of the Company, balancing tax efficiency with long-term strategic objectives. While the plan administrator is mindful of the limitation imposed by Section 162(m) of the Code, it also recognizes that facts and circumstances may render compliance with those limitations inappropriate, at odds with the best interests of the Company or out of step with the then-prevailing competitive market conditions. In such event, the plan administrator’s priority will be determining what is in the best interest of the Company and its stockholders rather than compliance with the technical limitations imposed by the Code.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2016, certain information with respect to all compensation plans under which equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)(2)	Weighted average exercise price of outstanding options, warrants and rights (b)(3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders(1)	613,056	$—	3,669,970

(1)	Refers to our 2013 Restated Stock Incentive Plan (which amended and restated our Amended and Restated 2005 Stock Incentive Plan) and our 1999 Stock Option Plan.
(2)	Includes an aggregate of 613,056 unvested restricted stock units and shares of unvested restricted common stock granted under our 2013 Restated Stock Incentive Plan.
(3)	No options were outstanding as of December 31, 2016, and neither restricted stock units nor shares of restricted common stock have an exercise price.

Employment Agreements

Employment Agreement with Our Chief Executive Officer

Effective April 22, 2014, we entered into an amended and restated employment agreement with Mr. Moore in connection with his new responsibilities as Chief Executive Officer. The employment agreement was further amended and restated as of April 29, 2015 to reflect recommendations of the compensation consultant that were approved by the compensation committee. The agreement has a three-year term commencing effective April 22, 2014 and provided for an annual base salary of $400,000 that can be increased from time to time by the compensation committee, but not decreased. The agreement, as amended and restated as of April 29, 2015, reflects the compensation committee’s decision to increase Mr. Moore’s annual base salary to $460,000 for 2015 and the determination by the compensation committee to continue to increase Mr. Moore’s annual base salary during 2016 and 2017 so as to achieve alignment between the 25th and 50th percentile of our compensation peer group disclosed in our annual proxy statement (as it may be adjusted from time to time). Mr. Moore is also entitled to receive a target annual bonus of 150% of his base salary upon achievement of performance goals established by the compensation committee. The annual bonus may be less than, or more than, the 150% target, up to a maximum of 300% of base salary in the event performance exceeds the target level established by the compensation committee. The agreement also provided that he would be entitled to receive annual grants of 40,000 shares of restricted common stock that would vest in three substantially equal annual installments commencing in the year granted. The agreement, as amended and restated as of April 29, 2015, eliminates Mr. Moore’s right to receive a fixed annual grant of 40,000 shares of restricted common stock. Instead, consistent with the recommendation of the compensation consultant and approved by the compensation committee, the agreement now provides that Mr. Moore is entitled to receive an award of restricted common stock equal to 500% of his annual base salary. The vesting schedule remained unchanged. Mr. Moore is also entitled to five weeks of paid vacation, to participate in such medical insurance and other welfare benefit plans that we establish from time to time, a $500,000 life insurance policy and to the use of a company vehicle. Mr. Moore is subject to certain restrictive covenants in his employment agreement, including a restriction on using our trade secrets and a 12-month restriction on solicitation of our employees, consultants and customers.

Rights Upon Termination Without Cause, Resignation for Good Reason or Death or Disability

The continued employment of Mr. Moore with us is “at-will,” meaning that either we or Mr. Moore may terminate the employment relationship at any time and for any reason, with or without notice. However, under the terms of his amended and restated employment agreement, if (i) we terminate Mr. Moore without “cause,” (ii) Mr. Moore terminates his employment for “good reason” or (iii) Mr. Moore’s employment is terminated due to death or disability, then, subject to Mr. Moore signing and delivering a general release of any and all claims against us, the following would occur:

•	we would be obligated to make a lump sum payment on the termination date equal to all accrued and unpaid salary and other compensation payable to Mr. Moore (including vacation and sick pay) with respect to services rendered through the termination date;

•	within 60 days of termination, we would be obligated to make a lump sum payment equal to 225% of the amount Mr. Moore would have earned as base salary during the two-year period following the termination date had Mr. Moore’s employment not been terminated;

•	we would be obligated to immediately issue to Mr. Moore on a fully vested basis the restricted common stock grants that he would have been entitled to during the two-year period following the termination date had Mr. Moore’s employment not been terminated;

•	all restricted stock, restricted stock units, stock options and stock appreciation rights granted to Mr. Moore that would have vested during the three-year period following the termination date solely as a result of Mr. Moore’s continued service to the Company would vest immediately on the termination date and, with respect to any such stock options and stock appreciation rights, would remain exercisable in accordance with the terms applicable to such options or rights;

•	we would be obligated to continue providing a Company-owned car for two years following termination; and

•	we would be required to pay the premiums for certain continuing health care benefits for Mr. Moore and his family for a period of 18 months or until Mr. Moore becomes eligible for group health plan benefits with another employer.

For purposes of the employment agreement with Mr. Moore, “cause” is generally defined as:

•	Mr. Moore’s conviction (including any plea of guilty or no contest) of any felony involving the embezzlement, theft or misappropriation of monies or other property, of the Company or otherwise or any crime of moral turpitude;

•	gross misconduct in the performance of Mr. Moore’s duties; or

•	the repeated failure by Mr. Moore (except by reason of disability) to render full and proper services as required by the terms of Mr. Moore’s employment after failure to cure such failure within 30 days after receiving written notice from the Company or the board of directors detailing the alleged failure.

“Good reason,” as used in the employment agreement with Mr. Moore, means (i) a material diminution in the duties, authority or responsibilities of Mr. Moore or a material breach of the employment agreement by the Company, or (ii) requiring Mr. Moore to relocate his principal place of employment to a location that is more than 35 miles from the location of the Company’s principal office in the Oklahoma City area as of the effective date of the employment agreement, provided that the Company fails to cure such material diminution, breach or relocation within 30 days of receipt of a written notice from Mr. Moore.

Rights Upon Termination for Cause or Resignation Other than for Good Reason

Under the terms of our employment agreement with Mr. Moore, in the event Mr. Moore is terminated for “cause” or Mr. Moore voluntarily terminates his employment other than for “good reason,” Mr. Moore would be entitled to a lump sum payment on the termination date equal to all accrued and unpaid salary and other compensation payable to Mr. Moore (including vacation and sick pay) with respect to services rendered through the termination date and, subject to Mr. Moore signing a general release of any and all claims against us and, as consideration for such release, an amount equal to his base salary amount in effect immediately preceding such termination prorated based on the number of days between the first day of the contract year and the termination date, divided by 365.

Rights Upon Termination Following a Change of Control

Under the terms of our employment agreement with Mr. Moore, if Mr. Moore’s employment with the Company or its successor is terminated on or before the second anniversary of the date of occurrence of a “change of control” either (a) by the Company or its successor other than for “cause,” (b) by Mr. Moore for “good reason,” or (c) as a result of Mr. Moore’s death or disability, then, in addition to the benefits described under the heading “—Rights Upon Termination Without Cause, Resignation for Good Reason or Death or Disability” above:

•	all restricted stock and restricted stock units that have been granted to Mr. Moore by the Company prior to the date of the amended and restated employment agreement and that would have vested at any time after the date of Mr. Moore’s termination solely as a result of Mr. Moore’s continued service to the Company will immediately vest on the date of termination; and

•	all stock options and stock appreciation rights that have been granted to Mr. Moore by the Company prior to the date of the amended and restated employment agreement and that would have vested at any time after the date of Mr. Moore’s termination solely as a result of his continued service to the Company will immediately vest and become exercisable on the date of termination.

Under the terms of Mr. Moore’s employment agreement, any equity awards granted on or after the date of the agreement will provide that such equity awards will vest upon the occurrence of a change of control. A “change of control” will be deemed to have occurred upon the occurrence of any of the following:

•	any consolidation or merger of the Company into or with another person or entity pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than any consolidation or merger of the Company in which the persons who were stockholders of the Company immediately prior to the consummation of such consolidation or merger are the beneficial owners, immediately following the consummation of such consolidation or merger, of more than 50% of the combined voting power of the then outstanding voting securities of the person or entity surviving or resulting from such consolidation or merger;

•	any sale, lease or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

•	the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

Employment Agreements with our Chief Financial Officer, Senior Vice President of Geosciences and Vice President—Reservoir Engineering

On April 28, 2017, effective as of January 1, 2017, we entered into an employment agreement with each of Keri Crowell, our Chief Financial Officer, Stuart Maier, our Senior Vice President of Geosciences, and Steve Baldwin, our Vice President—Reservoir Engineering. Each employment agreement provides for a one-year term commencing as of January 1, 2017, or the Initial Period, which will automatically be extended for successive one-year periods unless we or the executive elects to not extend the term by giving written notice to the other party at least 30 days prior to the end of the Initial Period or any anniversary thereof. Ms. Crowell, Mr. Maier and Mr. Baldwin will receive annual base salary of $350,000, $400,000 and $210,000, respectively, subject to periodic review by the compensation committee and adjustment from time to time. Subject to the achievement of certain performance goals as determined by our board of directors or the compensation committee for each fiscal year, each of Ms. Crowell, Mr. Maier and Mr. Baldwin is eligible to participate in our annual cash incentive program, with an opportunity to receive an annual bonus (payable in a single lump sum), based on criteria determined in the discretion of the board of directors or the compensation committee. For 2017, the compensation committee set Ms. Crowell’s target bonus at 80%, with a maximum target bonus of up to 200%, of her annual base salary, Mr. Maier’s target bonus at 60%, with a maximum target bonus of up to 200% of his annual base salary, and Mr. Baldwin’s target bonus at 60%, with a maximum target bonus of up to 200%, provided each such executive remains employed by us on the payment date. Each such executive is also entitled to participate in any life, disability, health insurance and 401(k) plans and other similar plans that we establish from time to time for our executive employees.

Under his or her employment agreement, each executive may receive, as determined by the board of directors or the compensation committee thereof in its sole discretion, an equity award under our long term incentive plan or plans, subject to the terms and conditions thereof and any equity award agreement. Any equity awards granted to such executive, any proceeds of any equity awards that previously have been sold, transferred or otherwise disposed of, and any incentive bonus award will be subject to clawback by us, now or in the future, the Dodd Frank Act and the Sarbanes-Oxley Act of 2002, each as amended, and rules, regulations and binding, published guidance thereunder.

Each executive has agreed to certain restrictive covenants in his or her employment agreement, including, without limitation, such executive’s agreement not to interfere with any of our employees, suppliers, vendors, joint venturers or licensors and not to solicit our customers or employees, in each case during such executive’s employment with us and for a period of two years thereafter, (ii) not to disclose our confidential information or trade secrets and (iii) not to compete with us while using our trade secrets. We may terminate each such executive’s employment at any time for any or no reason, in our sole discretion, upon not less than 10 days’ advance written notice to the executive. The executive may terminate the employment relationship upon 10 days’ advance written notice to us. However, if we terminate such executive’s employment without “cause,” then he or she will be entitled to (i) any accrued benefits (defined below), (ii) severance pay in an amount equal to one months’ base salary for each full year of employment with us, not to exceed 12 months, and (iii) COBRA coverage; provided that, in the case of clauses (ii) and (iii), the executive continues to comply with the restrictive covenants described above and the executive executes a full general release in our favor. In the event the executive’s employment terminates upon his or her death or disability, the executive or his or her estate will be entitled to any accrued benefits. In the event such executive’s employment is terminated for “cause” (as defined below) or as a result of non-extension of his or her employment agreement, our obligations under such agreement will terminate, except for any accrued benefits.

If the executive’s employment with us or our successor is terminated on or before the second anniversary of the date of occurrence of a “change of control” (as defined below) other than for “cause,” then, in addition to the benefits described above, (i) all equity awards that have been granted to such executive that would have vested at any time after the date of his or her termination solely as a result of her continued service to the Company will immediately vest on the date of termination, and (ii) such executive will be entitled to receive a lump sum payment equal to his or her severance payment described above times two, plus an amount equal to his or her target annual bonus during the severance period and the continuation of COBRA coverage for 18 months.

Under the employment agreements with each of Ms. Crowell, Mr. Maier and Mr. Baldwin:

“Accrued benefits” are (a) any base salary through the date of termination, (b) reimbursement for any unreimbursed business expenses incurred through the date of termination, (c) any accrued but unused vacation time in accordance with the Company’s policy and (d) all other payments, benefits or fringe benefits to which the executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or his or her employment agreement.

A “change of control” will be deemed to have occurred upon the occurrence of any of the following: (a) any consolidation or merger of us into or with another person or entity pursuant to which our shares of common stock would be converted into cash, securities or other property, other than any consolidation or merger in which the persons who were our stockholders immediately prior to the consummation of such consolidation or merger are the beneficial owners, immediately following the consummation of such consolidation or merger, of more than 50% of the combined voting power of the then outstanding voting securities of the person or entity surviving or resulting from such consolidation or merger; (b) any sale, lease or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets; or (c) the approval by our stockholders of any plan or proposal for our liquidation or dissolution.

“Cause” is generally defined as such named executive officer’s (a) gross negligence, gross incompetence or misconduct in performing the executive’s duties, (b) failure to perform, without proper legal reason, such executive’s duties and responsibilities to us or any of our affiliates, (c) material breach of such executive’s employment agreement or any agreement or corporate policy or code of conduct established by us or our affiliates, (d) conduct that is, or could reasonably be expected to be, materially injurious to us or any of our affiliates, (e) act of theft, fraud, embezzlement or misappropriation against or breach of a fiduciary duty to us or any of our affiliates or (f) conviction of, or a plea of guilty or no contest to, or receipt of adjudicated probation or deferred adjudication in connection with, a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).

Potential Payments Upon Termination, Resignation or Change of Control

The following tables provide information regarding potential payments as of December 31, 2016 to each of our named executive officers with whom we had an employment agreement as of December 31, 2016 in connection with certain termination events, including a termination related to a change of control of the Company.

Benefits and Payments Upon Termination of Michael G. Moore(1)	Voluntary Resignation (No Good Reason)		Resignation for Good Reason/ Termination Without Cause or Upon Death or Disability	Termination for Cause		Termination Following Change of Control
Severance Payments	$	— (2)	$2,173,500(3)	$	— (2)	$2,173,500(3)
Long-Term Incentives:
Unvested Restricted Stock		—	$2,479,641(4)		—	$2,479,641(5)
Unvested Stock Options/SARs		—	—		—	—
Benefits Continuation		—	$22,395(6)		—	$22,395(6)
Other		—	$47,981(7)		—	$47,981(7)
Total		$—	$4,723,517		$—	$4,723,517

(1)	The executive’s base salary as of December 31, 2016 was $483,000. Information in this table assumes a termination date of December 31, 2016 and a price per share of our common stock of $21.64 (the closing market price per share on December 30, 2016, the last trading day of 2016), and applies the terms of his amended and restated employment agreement effective as of April 29, 2015.
(2)	Upon a voluntary termination other than for Good Reason or a termination for Cause, the executive is entitled to receive a lump sum payment on the termination date equal to all accrued and unpaid salary and other compensation payable to the executive (including vacation and sick pay) with respect to services rendered through the termination date and, subject to the executive signing a general release of all claims against us, in consideration for such release, an amount equal to his base salary amount in effect immediately preceding such termination prorated based on the number of days between the first day of the contract year and the termination date, divided by 365.
(3)	Reflects receipt by the executive, subject to his execution and delivery of a general release of all claims against us, of (i) a lump sum payment on the termination date equal to all accrued and unpaid salary and other compensation payable to Mr. Moore (including vacation and sick pay) with respect to services rendered through the termination date and (ii) within 60 days of termination, a lump sum payment equal to 225% of the amount Mr. Moore would have earned as base salary during the two-year period following the termination date had Mr. Moore’s employment not been terminated.
(4)	Reflects immediate vesting on the termination date of all restricted stock and any restricted stock units, stock options and stock appreciation rights granted to Mr. Moore that would have vested during the three-year period following the termination date solely as a result of Mr. Moore’s continued service to the Company, with any such stock options and stock appreciation rights remaining exercisable in accordance with the terms applicable to such options or rights.
(5)	Contemplates termination of Mr. Moore’s employment with the Company or its successor on or before the second anniversary of the date of occurrence of a “change of control” either (a) by the Company or its successor other than for “cause,” (b) by Mr. Moore for “good reason,” or (c) as a result of Mr. Moore’s death or disability and reflects (i) immediate vesting on the termination date of all restricted stock and any restricted stock units granted to Mr. Moore that would have vested during the three-year period following the termination date solely as a result of Mr. Moore’s continued service to the Company and (ii) immediate vesting and exercisability of all stock options and stock appreciation rights granted to Mr. Moore by the Company prior to the date of his amended and restated employment agreement that would have vested at any time after the date of Mr. Moore’s termination solely as a result of his continued service to the Company.
(6)	Reflects the value of Company-paid continuation coverage under the Company’s group health plans and under the Consolidated Omnibus Budget Reconciliation Act of 1985 for the executive and his eligible family members for a period of 18 months following the date of termination.
(7)	Reflects the value of a Company-owned vehicle provided for the executive’s use for a period of two years following termination.

Benefits and Payments Upon Termination of Aaron Gaydosik(1)	Voluntary Resignation (No Good Reason)	Resignation for Good Reason/ Termination Without Cause		Termination Upon Death or Disability	Termination for Cause		Termination Following Change of Control
Severance Payments	$—		$567,788(2)(5)	$—	$	— (2)(6)	$1,135,575(2)(7)
Long-Term Incentives:
Unvested Restricted Stock	—	$	— (3)(5)	—		— (4)	$1,340,317(7)
Unvested Stock Options/SARs	—		—	—		—	—
Benefits Continuation	—		$—	—		—	$32,287(7)
Total	$—		$567,788	$—		$—	$2,508,179

(1)	The executive’s base salary as of December 31, 2016 was $324,450. Information in this table assumes a termination date of December 31, 2016 and a price per share of our common stock of $21.64 (the closing market price per share on December 30, 2016, the last trading day of 2016), and applies the terms of his employment agreement entered into on March 13, 2015, effective as of August 11, 2014.
(2)	Subject to the achievement of certain performance goals as determined by our board of directors or the compensation committee for each fiscal year, Mr. Gaydosik is eligible to receive a target annual bonus of 75%, and a maximum target bonus of up to 200%, of his annual base salary, provided he remains employed by us on the payment date.
(3)	Mr. Gaydosik may in the discretion of the compensation committee receive an equity award, with a target level of 300% of his base salary. If Mr. Gaydosik’s employment terminates prior to any scheduled vesting date then, except if he is involuntarily terminated without “cause” or as expressly provided in any existing or future equity award, he will forfeit all rights and interests in and to such unvested equity awards.
(4)	If Mr. Gaydosik is terminated for “cause,” he will forfeit all rights and interest in and to all outstanding equity awards, whether vested or unvested.
(5)	If (i) we terminate Mr. Gaydosik’s employment without “cause,” or (ii) Mr. Gaydosik resigns for “good reason,” then Mr. Gaydosik will be entitled to severance pay in an amount equal to 12 months’ base salary plus target bonus; provided, in each case, that the executive continues to comply with the restrictive covenants described above and the executive executes a full general release in our favor, except that the restriction on competition will not apply in the event the executive resigns for good reason within 12 months following our change of control.
(6)	In the event Mr. Gaydosik’s employment is terminated for “cause,” our obligations will terminate with respect to the payment of any base salary or bonuses effective as of the termination date.
(7)	If Mr. Gaydosik’s employment with us or our successor is terminated on or before the second anniversary of the date of occurrence of a “change of control” (as defined below) either (a) by us or our successor other than for “cause” or (b) by Mr. Gaydosik for “good reason,” then, in addition to the benefits described above, (i) all equity awards that have been granted to Mr. Gaydosik that would have vested at any time after the date of Mr. Gaydosik’s termination solely as a result of Mr. Gaydosik’s continued service to the Company will immediately vest on the date of termination, and (ii) Mr. Gaydosik will be entitled to receive a lump sum payment equal to his base salary and target annual bonus during the two year period after his termination and the continuation of COBRA coverage for 18 months.

Severance Payments Received by our Former Chief Operating Officer in Connection with Termination in August 2016

As previously disclosed, on August 5, 2016, Mr. Kirtley’s employment as the Company’s Chief Operating Officer terminated. In connection with Mr. Kirtley’s termination, on November 2, 2016, we entered into a separation and release agreement with Mr. Kirtley, which we refer to as the Kirtley Separation Agreement, pursuant to which the Company agreed to provide Mr. Kirtley with (i) the cash compensation specified in his employment agreement, (ii) health care benefits for Mr. Kirtley and his eligible dependents for up to eighteen (18) months following the termination date, (iii) his company vehicle, (iv) the vesting of 3,000 shares of restricted stock and (v) the vesting of 14,830 restricted stock units provided that such restricted stock units will be settled in four substantially equal annual installments beginning in March 2017 in accordance with the original vesting schedule. All other restricted stock and restricted stock unit awards granted to Mr. Kirtley were forfeited and terminated.

Under the Kirtley Separation Agreement, Mr. Kirtley is subject to certain covenants regarding confidentiality, non-solicitation, non-competition, trade secrets, unfair competition and inventions. The Kirtley Separation Agreement also contains customary waiver and release provisions pursuant to which Mr. Kirtley waived, released and discharged the Company and certain other related parties from any and all claims that Mr. Kirtley may have had against the Company or such other parties as of the date of the Separation Agreement.

Termination of Employment Agreement with our Former Chief Financial Officer

In connection with his resignation as the Company’s Chief Financial Officer effective January 4, 2017, Mr. Gaydosik’s employment agreement was terminated effective as of that date. As provided in such employment agreement, upon resignation, Mr. Gaydosik was entitled only to his earned but unpaid salary, if any, through the date of resignation. Any unvested awards granted to Mr. Gaydosik under the Company’s equity incentive plan lapsed.

Change of Control Arrangements with Other Named Executive Officers

We did not have an employment agreement with either Ms. Crowell, Mr. Maier or Mr. Baldwin at December 31, 2016 but, under the terms of the restricted stock awards made to Ms. Crowell, Mr. Maier and Mr. Baldwin, the shares of restricted stock and/or the restricted stock units held by Ms. Crowell, Mr. Maier and Mr. Baldwin may be accelerated in the discretion of the compensation committee upon a change of control. The value of such awards held by Ms. Crowell, Mr. Maier and Mr. Baldwin was $548,228, $144,274 and $72,148, respectively, as of December 31, 2016. As disclosed above, on April 28, 2017, the Company has entered into employment agreements with each of Ms. Crowell, Mr. Maier and Mr. Baldwin, effective as of January 1, 2017.

Stock Ownership

Holdings of Major Stockholders

The following table sets forth certain information regarding the beneficial ownership as of April 1, 2017 of shares of our common stock by each person or entity known to us to be a beneficial owner of 5% or more of our common stock.

MAJOR STOCKHOLDER TABLE

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Vitruvian II Woodford, LLC	23,852,117	(2)	13.0%
4 Waterway Square Place, Suite 400 The Woodlands, Texas 77380
Vitruvian Exploration II Holdings, LLC	23,852,117	(3)	13.0%
1401 McKinney Street, Suite 2700 Houston, Texas 77010
LG WF L.P.	23,852,117	(4)	13.0%
c/o Lindsay Goldberg LLC 630 Fifth Avenue, 30th Floor New York, NY 10111
BlackRock, Inc.	19,759,946	(5)	10.8%
55 East 52nd Street New York, New York 10022
Boston Partners	16,580,482	(6)	9.0%
One Beacon Street 30th Floor Boston, MA 02108
The Vanguard Group	11,927,653	(7)	6.5%
100 Vanguard Blvd. Malvern, Pennsylvania 19355
Viking Global Investors LP	9,133,350	(8)	5.0%
55 Railroad Avenue Greenwich, Connecticut 06830

(1)	Beneficial ownership is determined in accordance with SEC rules. The percentage of shares beneficially owned is based on 183,707,319 shares of common stock outstanding as of April 1, 2017, including 871,518 shares of restricted stock awarded under our 2013 Restated Stock Incentive Plan or our Amended and Restated 2005 Stock Incentive Plan, but not yet vested.
(2)	Based solely on Schedule 13G filed with the SEC on February 27, 2017 by Vitruvian II Woodford, LLC, or Vitruvian. Vitruvian reported sole dispositive power and sole voting power of 23,852,117 shares of common stock.
(3)	Based solely on Schedule 13G jointly filed with the SEC on February 27, 2017 by Vitruvian Exploration II Holdings, LLC, or VX Holdings, Vitruvian Exploration II, LLC, or VEX, Q-VEX II, LP, or Q-VEX, QEM V, LLC, or QEM, and S. Wil VanLoh, Jr. Each reporting person reported sole dispositive power and sole voting power of 23,852,117 shares of common stock. The holdings reported represent the shares of common stock held by Vitruvian. VEX Holdings holds a majority of the capital interests of Vitruvian and has the right to appoint four of the nine directors of the Vitruvian Board (such directors referred to herein as the VEX Holdings Directors). Certain actions of Vitruvian, including certain dispositions, require the approval of the VEX Holdings Directors. VEX has the right to appoint a majority of the board of directors of VEX Holdings. Q-VEX has the right to appoint a majority of the board of directors of VEX. QEM is the sole general partner of Q-VEX. Any decision taken by QEM to vote, or to direct to vote, and to dispose, or to direct the disposition of, the Vitruvian Shares has to be approved by a majority of the members of the investment committee of QEM, which majority must include S. Wil VanLoh, Jr. Therefore, VEX Holdings, VEX, Q-VEX, QEM and S. Wil VanLoh, Jr. may be deemed to share voting and dispositive power over the Vitruvian Shares and may also be deemed to be the beneficial owners of such securities.
(4)	Based solely on Schedule 13G jointly filed with the SEC on February 27, 2017 by LG WF L.P., Alan E. Goldberg and Robert D. Lindsay. Each of the reporting persons reported shared dispositive power and shared voting power of 23,852,117 shares of common stock. The holdings reported represent the shares of common stock held by Vitruvian. Pursuant to the Vitruvian Limited Liability Company Agreement, and subject to the conditions described therein, certain dispositions of common stock by Vitruvian require the approval of LG WF L.P., as a member of Vitruvian. As such, LG WF L.P. may be deemed to beneficially own the common stock held by Vitruvian. The general partner of LG WF L.P. is LG WF GP LLC. Alan E. Goldberg and Robert D. Lindsay are the executive managers of LG WF GP LLC and, through a series of affiliated investment funds, share ownership and voting control of LG WF GP LLC. Goldberg and Lindsay, by virtue of this relationship, may be deemed to have or share indirect beneficial ownership. Messrs. Goldberg and Lindsay do not beneficially own securities of the Company directly.
(5)	Based solely on Schedule 13G/A filed with the SEC on January 12, 2017 by BlackRock, Inc. BlackRock, Inc. reported sole voting power of 19,178,358 shares of common stock and sole dispositive power of 19,759,946 shares of common stock.
(6)	Based solely on Schedule 13G/A filed with the SEC on February 8, 2017 by Boston Partners. Boston Partners reported sole voting power of 13,196,951 shares of common stock, sole dispositive power of 16,580,482 shares of common stock and shared voting power of 36,289 shares of common stock.
(7)	Based solely on Schedule 13G/A filed with the SEC on February 13, 2016 by The Vanguard Group. The Vanguard Group reported sole voting power of 84,840 shares of common stock, sole dispositive power of 11,836,245 shares of common stock, shared dispositive power of 91,408 shares of common stock and shared voting power of 13,023 shares of common stock. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., both wholly owned subsidiaries of Vanguard, are the beneficial owners of 78,385 and 19,478 shares, respectively, of common stock.
(8)	Based solely on Schedule 13G jointly filed with the SEC on March 20, 2017 by Viking Global Investors LP, or VGI, Viking Global Performance LLC, or VGP, Viking Global Equities LP, or VGE, Viking Global Equities II LP, or VGEII, VGE III Portfolio Ltd., or VGEIII, Viking Long Fund GP LLC, or VLFGP, Viking Long Fund Master Ltd., or VLFM, Viking Global Opportunities GP LLC, or Opportunities GP, Viking Global Opportunities Portfolio GP LLC, or Opportunities Portfolio GP, Viking Global Opportunities Liquid Portfolio Sub-Master LP, or Opportunities Fund, O. Andreas Halvorsen, David C. Ott and Daniel S. Sundheim. VGI provides managerial services to VGE, VGEII, VGEIII, VLFM and Opportunities Fund and reported shared voting power and shared dispositive power of 9,133,350 shares of common stock. VGP reported shared voting power and shared dispositive power of 6,050,578 shares of common stock. VGE reported shared voting power and shared dispositive power of 2,057,196 shares of common stock. VGEII reported shared voting power and shared dispositive power of 121,011 shares of common stock. VGEIII reported shared voting power and shared dispositive power of 3,872,371 shares of common stock. Each of VLFGP and VLFM reported shared voting power and shared dispositive power of 2,462,585 shares of common stock. Each of Opportunities GP, Opportunities Portfolio GP and Opportunities Fund reported shared voting power and shared dispositive power of 620,187 shares of common stock. Each of O. Andreas Halvorsen, Daniel S. Sundheim and David C. Ott reported shared voting power and shared dispositive power of 9,133,350 shares of common stock.

Holdings of Officers and Directors

The following table sets forth certain information regarding the beneficial ownership as of April 1, 2017 of shares of our common stock by each of our directors, by each named executive officer and by all directors and executive officers as a group:

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Craig Groeschel(2)	12,016		*
David L. Houston(2)	39,634		*
C. Doug Johnson(2)	5,951		*
Scott E. Streller(2)	23,600		*
Ben T. Morris(2)	7,760		*
Michael G. Moore(3)	205,216		*
Keri Crowell(4)	23,425		*
Stuart A. Maier(5)	13,699		*
Steve Baldwin(6)	18,300		*
Aaron Gaydosik(7)	10,943		*
Ross Kirtley(8)	41,106		*

Directors and Executive Officers as a Group (14 persons)	381,033		*

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with SEC rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are exercisable as of April 1, 2017, or exercisable within 60 days of April 1, 2017, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based on 183,707,319 shares of common stock outstanding as of April 1, 2017, including 871,518 shares of restricted stock awarded under our 2013 Restated Stock Incentive Plan but not yet vested. Unless otherwise indicated, all amounts exclude shares issuable upon the exercise of outstanding options and vesting of restricted stock units that that are not exercisable and/or vested as of April 1, 2017 or within 60 days of April 1, 2017. Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.
(2)	Excludes 3,824 restricted stock units, which will vest on June 10, 2017 if such director is in continuous service on such date.
(3)	Excludes (i) 24,868 shares of restricted stock granted under our 2013 Restated Stock Incentive Plan as a retention award in connection with his assumption of duties as interim Chief Executive Officer after the retirement of Mr. Palm in February 2014, which award was rescinded when Mr. Moore was named our Chief Executive Officer, (ii) 30,275 unvested restricted stock units granted under our 2013 Restated Stock Incentive Plan, which restricted stock units will vest in three approximately equal annual installments beginning on March 10, 2018, (iii) 28,405 unvested restricted stock units, which will vest on March 31, 2018 and (iv) 125,179 unvested restricted stock units, which will vest in two approximately equal annual installments beginning on February 27, 2018. Mr. Moore has pledged 86,715 shares of common stock as collateral for a loan the proceeds from which were used to pay taxes due upon the vesting of equity awards.
(4)	Includes 6,667 unvested shares of restricted stock, which will vest on December 1, 2017. Excludes (i) 10,667 unvested restricted stock units, which will vest in two approximately equal annual installments beginning on August 15, 2017, (ii) 8,000 unvested restricted stock units, which will vest in four approximately equal annual installments beginning on August 15, 2017 and (iii) 55,000 unvested restricted stock units, which will vest in three approximately equal annual installments beginning on August 27, 2017.

(5)	Excludes 6,667 unvested restricted stock units, which will vest in two approximately equal installments beginning on August 15, 2017. Excludes 32,000 unvested restricted stock units, which will vest in three approximately equal annual installments beginning on August 27, 2017.
(6)	Excludes 3,334 unvested restricted stock units, which will vest in two approximately equal installments beginning on August 15, 2017. Excludes 15,000 unvested restricted stock units, which will vest in three approximately equal annual installments beginning on August 27, 2017.
(7)	Excludes an aggregate of 61,936 unvested restricted stock units and unvested shares of restricted stock, all of which forfeited upon Mr. Gaydosik’s resignation effective January 4, 2017. Mr. Gaydosik is no longer a reposting person.
(8)	Includes 3,000 shares of restricted stock and 14,830 restricted stock units, all of which have vested pursuant to the terms of the Kirtley Separation Agreement, and of which 11,122 restricted stock units will settle in three approximately equal annual installments beginning on March 10, 2018. Excludes an aggregate of 52,919 unvested restricted stock units and unvested shares of restricted stock, all of which were forfeited and terminated pursuant to the Kirtley Separation Agreement. Mr. Kirtley is no longer a reposting person.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of the forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations of our officers and directors, all Section 16(a) reports for the year ended December 31, 2016 applicable to our officers and directors and such other persons were filed on a timely basis.

Certain Relationships and Related Transactions

Review and Approval of Related Party Transactions

The audit committee, as provided in its charter, reviews and approves related party transactions. The Company does not have a formal set of standards to be substantively applied to each transaction reviewed by the audit committee. Instead of a formalized policy, related party transactions are reviewed and judgment is applied to determine whether such transactions are in the best interests of the Company. Further, the Company’s Code of Business Conduct and Ethics governs various compliance areas, including conflicts of interest and fair dealings, which are considered in the process of the review and approval of related party transactions.

The Company’s policy is that all of its employees and directors, as well as their family members, must avoid any activity that is or has the appearance of conflicting with the Company’s business interest. This policy is included in the Company’s Code of Business Conduct and Ethics posted on its website. Each director and executive officer is instructed to always inform the designated compliance officer when confronted with any situation that may be perceived as a conflict of interest. Only the board of directors or a committee consisting solely of independent directors may grant waivers of the provisions of the Code of Business Conduct and Ethics for the Company’s executive officers and directors. In addition, at least annually, each director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest.

Further, under the audit committee charter, the audit committee is responsible for reviewing and monitoring compliance with our Code of Business Conduct and Ethics and recommending any warranted changes to the board of directors. In addition, the board of directors and, pursuant to its written charter, the audit committee, reviews and approves all relationships and transactions in which the Company and its directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of our voting securities and their family members, have a direct or indirect material interest. The board of directors and the audit committee approve only those transactions that, in light of known circumstances, are consistent, or are not inconsistent with, the Company’s best interests, as they determine in the good faith exercise of their discretion.

AMM Design, Inc., or AMM, provided landscape design, site preparation, landscape plants and materials and landscape installation services to our general contractor in connection with the construction of our new headquarters building in Oklahoma City. Our general contractor paid approximately $492,000 to AMM for these goods and services, all of which was paid by AMM to third parties for landscape plants and related materials and labor. In addition, AMM provided landscape maintenance services to us in 2016 for which we paid approximately $29,000. AMM is owned by the son of Michael Moore, our Chief Executive Officer.

Proposal to Approve, on an Advisory Basis, the Compensation Paid to the Company’s Named Executive Officers

(Item 2 on the Proxy Card)

In accordance with Section 14A of the Exchange Act, our board of directors is providing our stockholders with a non-binding advisory vote on the compensation paid to the Company’s named executive officers as reported in this proxy statement, or “say on pay” vote. The Company’s stockholders are being asked to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our board of directors or the compensation committee. While the vote on executive compensation is solely advisory in nature, our board of directors and the compensation committee will review and consider the “say on pay” voting results when making future decisions regarding our executive compensation program.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement, which discusses in detail the Company’s compensation policy and compensation arrangements which the Company believes are appropriate and reasonably consistent with market practice and with the long-term interests of the Company and its stockholders. In furtherance of the Company’s goals and objectives, the compensation committee, among other things, emphasizes long-term equity awards and annual performance bonuses under the previously implemented Annual Incentive Plan to more closely align our executives’ interests with those of our stockholders and to link a larger portion of our executives’ compensation to the performance of our stock and our operational performance. The compensation committee also believes that it sets meaningful performance targets under the Annual Incentive Plan. Further, in 2014, the compensation committee eliminated, and since that time has not used and does not intend to use, minimum discretionary cash bonus arrangements for its Chief Executive Officer, Chief Financial Officer and Chief Operating Officer who served in those capacities during 2014, 2015 and 2016, in recognition of the Company’s focus on the use of performance-based bonuses. Further, beginning in 2017, in keeping with our enhanced focus on performance-based compensation, the compensation committee also eliminated discretionary bonuses for our other named executive officers, tying their bonuses for 2017 to certain pre-established Company performance metrics under the Annual Incentive Plan, as described in more detail under the “Compensation Discussion and Analysis.” The compensation committee believes that our shift to linking a larger portion of such executive officers’ compensation to long-term equity incentive awards and our shift away from discretionary cash bonuses to performance-based bonus arrangements for such executive officers appropriately align with the long-term interests of the Company and its stockholders and are consistent with market practices. The compensation committee also believes that our current compensation policies and practices enhance retention of executive talent through multi-year vesting of stock awards and do not encourage unnecessary and excessive risk taking. The compensation committee further believes that our other compensation policies and practices, such as our policy prohibiting pledging (except in certain limited circumstances and subject to prior approval by our compliance officer or the compensation committee) or hedging of our stock by our executive officers and directors, as well as the lack of significant prerequisites and absence of pension or supplemental retirement benefits, aside from those afforded under our broad-based 401(k) plan, for our executive officers are consistent with prudent compensation philosophy and the interests of our stockholders.

We have determined that our stockholders should cast an advisory vote on the compensation of our named executive officers on an annual basis. Unless this policy changes, the next advisory vote on the compensation of our named executive officers will be at the 2018 annual meeting of stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 2.

Proposal to Ratify the Appointment of Our Independent Auditors

(Item 3 on the Proxy Card)

What am I voting on?

You are voting on a proposal to ratify the appointment of Grant Thornton LLP as our independent auditors for fiscal year 2017. The audit committee has appointed Grant Thornton LLP to serve as independent auditors.

What services do the independent auditors provide?

Audit services of Grant Thornton LLP for fiscal 2016 included an audit of our consolidated financial statements and services related to periodic filings made with the SEC. Additionally, Grant Thornton LLP provided certain services related to the consolidated quarterly reports and annual and other periodic reports, registration statements and comfort letters and other services as described below.

How much were the independent auditors paid in 2015 and 2016?

Grant Thornton LLP’s fees for professional services totaled $910,515 for 2015 and $1,072,950 for 2016. Grant Thornton LLP’s fees for professional services included the following:

•	Audit Fees—aggregate fees for audit services, which relate to the fiscal year consolidated audit, quarterly reviews, registration statements, comfort letters, statutory and regulatory audits and accounting consultations were $910,515 in 2015 and $1,072,950 for 2016.

•	Audit-Related Fees—aggregate fees for audit-related services, consisting of audits in connection with proposed or consummated dispositions, benefit plan audits, other subsidiary audits, special reports, and accounting consultations, were $0 in 2015 and $0 for 2016.

•	Tax and All Other Fees—there were no tax or other fees for products or services provided by Grant Thornton LLP in addition to the services described above in 2015 and 2016.

Does the audit committee approve the services provided by Grant Thornton LLP?

It is our audit committee’s policy to pre-approve all audit, audit related and permissible non-audit services rendered to us by our independent auditor. Consistent with such policy, all of the fees listed above that we incurred for services rendered by Grant Thornton LLP in fiscal years 2015 and 2016 were pre-approved by our audit committee. No non-audit services were provided to us by Grant Thornton LLP in 2015 or 2016.

Will a representative of Grant Thornton LLP be present at the meeting?

Yes, one or more representatives of Grant Thornton LLP will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from the stockholders.

What vote is required to approve this proposal?

Stockholder ratification of the appointment of our independent auditors is not required by the Company’s bylaws or otherwise. However, we are submitting this proposal to the stockholders as a matter of good corporate practice. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. If the appointment of Grant Thornton LLP is not ratified, the audit committee will reconsider the appointment. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such change would be in best interests of the Company and its stockholders.

Has Grant Thornton LLP always served as Gulfport’s independent auditors?

Grant Thornton LLP has served as our independent auditors since 2005.

What does the board of directors recommend?

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR 2017.

Proposal to Approve, on an Advisory Basis, the Frequency of Advisory Stockholder Vote on the Compensation Paid to the Company’s Named Executive Officers

(Item 4 on the Proxy Card)

In accordance with the Dodd Frank Act, our board of directors is also providing our stockholders with a non-binding advisory vote on whether future advisory votes on executive compensation of the nature reflected in Proposal 2 should be held every year, every two years or every three years. While this vote is non-binding and solely advisory in nature, our board of directors and the compensation committee will carefully review and consider the voting results when determining the frequency of future advisory votes on executive compensation.

Our board of directors believes that a frequency of “every year” for the advisory vote on executive compensation is the appropriate interval for conducting and responding to a “say on pay” vote. This approach provides for a frequent input by stockholders on our executive compensation programs and policies and allows our board of directors to consider and make any appropriate adjustments to our executive compensation structure on an annual basis. Our stockholders can also bring their specific concerns to the attention of our board of directors by communicating them to our board of directors following procedures described under “Corporate Governance Matters and Communications with the Board” elsewhere in this proxy statement.

The enclosed proxy card gives stockholders four choices for voting on this item. Stockholders can choose whether the advisory vote on executive compensation should be conducted every year, every two years or every three years. Stockholders may also abstain from voting on this item. Stockholders are not voting to approve or disapprove the board of directors’ recommendation on this item.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE OPTION OF “EVERY YEAR” FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

Solicitation by Board; Expenses of Solicitation

Our board of directors has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy material used in the solicitation of proxies.

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal, including with respect to the nomination of directors, at the 2018 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to our Senior Vice President of Corporate Development and Strategy. The proposal must be received no later than January 5, 2018.

Stockholders who wish to propose a matter for action at the 2018 Annual Meeting, including with respect to the nomination of directors, but who do not wish to have the proposal or nomination included in the proxy statement, must notify the Company in writing of the information required by the provisions of our bylaws dealing with stockholder proposals. The notice must be delivered to our Senior Vice President of Corporate Development and Strategy between February 7, 2018 and March 9, 2018. You can obtain a copy of our bylaws by writing the Senior Vice President of Corporate Development and Strategy at the address below, or via the Internet at www.gulfportenergy.com under our “Corporate Governance” caption.

All written proposals should be directed to Paul K. Heerwagen IV, our Senior Vice President of Corporate Development and Strategy at Gulfport Energy Corporation, 3001 Quail Springs Parkway, Oklahoma City, Oklahoma 73134.

The board of directors is responsible for selecting and recommending director candidates and will consider nominees recommended by stockholders. If you wish to have the board of directors consider a nominee for director, you must send a written notice to our Senior Vice President of Corporate Development and Strategy at the address provided above and include the information required by our bylaws and discussed beginning on page 11 of this proxy statement.

Availability of Form 10-K and Annual Report to Stockholders

SEC rules require us to provide an Annual Report to stockholders who receive this proxy statement. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including the financial statements and the financial statement schedules, are available without charge to stockholders upon written request to Director of Investor Relations, Gulfport Energy Corporation, 3001 Quail Springs Parkway, Oklahoma City, Oklahoma 73134 or via the Internet at www.gulfportenergy.com. We will furnish the exhibits to our Annual Report on Form 10-K upon payment of our copying and mailing expenses.

Householding

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces our mailing and printing expenses.

If you would like to receive your own set of the annual report and proxy statement this year or in future years, follow the instructions described below. Similarly, if you share an address with another Gulfport stockholder and together both of you would like to receive in the future only a single annual report and proxy statement, follow these instructions:

•	If your shares of our common stock are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling their toll-free number: (800) 962-4284 or by mail: Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021.

•	If a broker or other nominee holds your shares, please contact your broker or nominee.

Other Matters

The board of directors does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Stockholders. If other matters are properly brought before the meeting, the persons named as your proxies will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 8, 2017.
Vote by Internet • Go to www.investorvote.com/GPOR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 and 3, and Every 1 Year with respect to Proposal 4.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Michael G. Moore	☐	☐	☐	02 - Craig Groeschel	☐	☐	☐	03 - David L. Houston	☐	☐	☐
	04 - C. Doug Johnson	☐	☐	☐	05 - Ben T. Morris	☐	☐	☐	06 - Scott E. Streller	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Proposal to Approve, on an Advisory Basis, the Compensation Paid to the Company’s Named Executive Officers	☐	☐	☐	3.	Proposal to Ratify the Appointment of Our Independent Auditors, Grant Thornton LLP, for fiscal year 2017	☐	☐	☐

		1 Year	2 Years	3 Years	Abstain
4.	Proposal to approve, on an advisory basis, the frequency of advisory stockholder vote on the Company’s executive compensation	☐	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or another authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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02LVMA

Proxy – Gulfport Energy Corporation

You are cordially invited to attend the Annual Meeting of Stockholders

To be held on June 8, 2017, at

10:00 a.m. Oklahoma City time, at

3001 Quail Springs Parkway,

Oklahoma City, Oklahoma 73134

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — GULFPORT ENERGY CORPORATION

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

Gulfport Energy Corporation

This Proxy Is Solicited On Behalf Of The Board Of Directors

The undersigned hereby appoints Michael G. Moore and Keri Crowell (together, the “Proxies”), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Gulfport Energy Corporation (the “Company”) to be held on June 8, 2017 at 10:00 a.m. Oklahoma City time and at any adjournments and postponements thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the 2017 Notice of Annual Meeting and accompanying Proxy Statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR EACH OF THE PROPOSALS 2, 3 AND 4, IN ACCORDANCE WITH THE BOARD OF DIRECTOR’S RECOMMENDATION. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

IMPORTANT – PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. THANK YOU FOR VOTING.

(Continued and to be marked, dated and signed on reverse side.)